Exhibit 10.1

EXECUTION VERSION

U.S. $4,000,000,000

CREDIT AGREEMENT

Dated as of September 30, 2021

among

BAXTER INTERNATIONAL INC.

as Borrower

THE FINANCIAL INSTITUTIONS NAMED HEREIN

as Banks

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

and

CITIBANK, N.A.

as Syndication Agent

JPMORGAN CHASE BANK, N.A.,

and

CITIBANK, N.A.

Co-Lead Arrangers and Joint Bookrunners

i

ii

EXHIBITS AND SCHEDULES

Exhibit 2.02	-	Form of Notice of Borrowing
Exhibit 2.03	-	Form of Notice of Interest Rate Election
Exhibit 11.06	-	Form of Assignment and Acceptance
Exhibit C-1	-	Form of U.S. Tax Compliance Certificate
Exhibit C-2	-	Form of U.S. Tax Compliance Certificate
Exhibit C-3	-	Form of U.S. Tax Compliance Certificate
Exhibit C-4	-	Form of U.S. Tax Compliance Certificate

Schedule 1.01	-	Commitments
Schedule 5	-	Pricing Matrix

iii

CREDIT AGREEMENT

Dated as of September 30, 2021

Baxter International Inc., a Delaware corporation (the “Borrower”), the financial institutions listed on the signature pages of this Agreement under the heading “Banks” (such financial institutions and any successor financial institution that becomes a party to this Agreement pursuant to 5.18 or 11.06, each a “Bank” and collectively, the “Banks”), and JPMorgan Chase Bank, N.A. (“JPMorgan Chase”), as administrative agent hereunder (such administrative agent (or any of its designated branch offices or affiliates) and any successor administrative agent appointed pursuant to Section 10.07, “Administrative Agent”), agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Credit Agreement (this “Agreement”), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“2024 Target Debentures” means the Target’s 7.00% debentures due 2024.

“Act” has the meaning assigned to that term in Section 11.15.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” has the meaning assigned in the preamble to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a Tranche 1 Advance or a Tranche 2 Advance.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person at any time, any other Person that at such time, directly or indirectly, controls, is controlled by or is under common control with such Person.

“Aggregate Commitments” means, at any time, the aggregate amount of the Commitments of all the Banks hereunder at such time. As of the Effective Date, the Aggregate Commitments are $4,000,000,000.

“Aggregate Tranche 1 Commitments” means the Tranche 1 Commitments of all the Tranche 1 Banks. As of the Effective Date, the Aggregate Tranche 1 Commitments are $2,000,000,000.

“Aggregate Tranche 2 Commitments” means the Tranche 2 Commitments of all the Tranche 2 Banks. As of the Effective Date, the Aggregate Tranche 2 Commitments are $2,000,000,000.

“Ancillary Document” has the meaning assigned to it in Section 11.11(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.

“Applicable Advance Percentage” means (i) with respect to any Tranche 1 Bank at any time, the percentage (carried out to the ninth decimal place) of the aggregate Outstanding Amount of all Tranche 1 Advances represented by the aggregate Outstanding Amount of such Tranche 1 Banks’ Tranche 1 Advances at such time, and (ii) with respect to any Tranche 2 Bank at any time, the percentage (carried out to the ninth decimal place) of the aggregate Outstanding Amount of all Tranche 2 Advances represented by the aggregate Outstanding Amount of such Tranche 2 Bank’s Tranche 2 Advances at such time.

“Applicable Base Rate Margin” means, at any time with respect to each outstanding Base Rate Advance, a rate per annum determined in accordance with Schedule 5.

“Applicable Eurodollar Margin” means, at any time with respect to each outstanding Eurodollar Advance, a rate per annum determined in accordance with Schedule 5.

“Applicable Lending Office” means, with respect to each Bank, such Bank’s Domestic Lending Office in the case of a Base Rate Advance, and such Bank’s Eurodollar Lending Office in the case of a Eurodollar Advance. “Applicable Party” has the meaning assigned to that term in Section 10.09(c).

“Applicable Percentage” means (i) with respect to any Tranche 1 Bank at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Tranche 1 Commitments represented by such Tranche 1 Bank’s Tranche 1 Commitment at such time, and (ii) with respect to any Tranche 2 Bank at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Tranche 2 Commitments represented by such Tranche 2 Bank’s Tranche 2 Commitment at such time, subject in each case to adjustment as provided in Section 5.19. If the commitment of each Tranche 1 Bank to make Tranche 1 Advances has been terminated pursuant to Section 9.01 or if the Aggregate Tranche 1 Commitments have expired, in each case prior to the funding of the Advances, then the Applicable Percentage of each Tranche 1 Bank shall be determined based on the Applicable Percentage of such Tranche 1 Bank most recently in effect, giving effect to any subsequent assignments; and if the commitment of each Tranche 2 Bank to make Tranche 2 Advances has been terminated pursuant to Section 9.01 or if the Aggregate Tranche 2 Commitments have expired, in each case prior to the funding of the Advances, then the Applicable Percentage of each Tranche 2 Bank shall be determined based on the Applicable Percentage of such Tranche 2 Bank most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Tranche 1 Bank is set forth opposite the name of such Tranche 1 Bank on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Tranche 1 Bank becomes a party hereto, as applicable, and the initial Applicable Percentage of each Tranche 2 Bank is set forth opposite the name of such Tranche 2 Bank on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Tranche 2 Bank becomes a party hereto, as applicable.

“Applicable Ticking Fee Rate” means 12.5 basis points per annum.

“Applicable Tranche 1 Percentage” means, with respect to any Tranche 1 Bank at any time, such Tranche 1 Bank’s Applicable Percentage at such time.

“Applicable Tranche 2 Percentage” means, with respect to any Tranche 2 Bank at any time, such Tranche 2 Bank’s Applicable Percentage at such time.

“Appropriate Bank” means at any time, (a) with respect to any of the Tranche 1 Advances, a Tranche 1 Bank and (b) with respect to any of the Tranche 2 Advances, a Tranche 2 Bank.

“Approved Electronic Platform” has the meaning assigned to that term in Section 10.09(a).

“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Acquisition” has the meaning provided in the definition of Transactions.

“Acquisition Transaction Representations” means the representations made by Target in the Merger Agreement as are material to the interests of the Banks (but only to the extent that the Borrower has the right to terminate its obligation to consummate the Acquisition (or otherwise does not have an obligation to close) under the Merger Agreement as a result of a failure of such representations in the Merger Agreement to be accurate).

“Arrangers” means JPMorgan and Citi.

“Assignment and Acceptance” has the meaning assigned to that term in Section 11.06(c).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.04.

“Availability Period” the period from and including the Effective Date to and including the earliest of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Outside Date (as defined in the Merger Agreement as in effect on September 1, 2021), (c) the consummation of the Acquisition with or without the funding of the Advances (after giving effect to any Advances made) and (d) the date of termination in full of the Aggregate Tranche 1 Commitments and Aggregate Tranche 2 Commitments pursuant to Section 5.05.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank” and “Banks” are defined in the first paragraph hereof.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bank Termination Date” has the meaning assigned to that term in Section 5.18(b).

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the LIBO Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.04 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.04(b)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1%, such rate shall be deemed to be 1% for purposes of this Agreement.

“Base Rate Advance” means (a) an Advance made or to be made by a Bank pursuant to Section 2.01, as a Base Rate Advance in accordance with the applicable Notice of Borrowing, or pursuant to Section 5.01, as a Base Rate Advance in substitution for a Eurodollar Advance and (b) any Advance Converted into a Base Rate Advance in accordance with Section 2.03 or Section 5.01. Each Base Rate Advance shall bear interest as provided in Section 5.07(a).

“Benchmark” means, initially, with respect to any Eurodollar Advance, the LIBO Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 2.04.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of an Other Benchmark Rate Election, “Benchmark Replacement” shall mean the alternative set forth in (3) below:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in Dollars at such time in the United States and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, in the case of clause (3), when such clause is used to determine the Benchmark Replacement in connection with the occurrence of an Other Benchmark Rate Election, the alternate benchmark rate selected by the Administrative Agent and the Borrower shall be the term benchmark rate that is used in lieu of a LIBOR-based rate in the relevant other Dollar-denominated syndicated credit facilities; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Dollars at such time;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date;

(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Banks and the Borrower pursuant to Section 2.04(c); or

(4) in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Banks, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Banks, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable, from Banks comprising the Majority Banks.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the central bank applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.04 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.04.

“Beneficial Ownership Certification” means a certification regarding individual beneficial ownership solely to the extent expressly required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” is defined in the first paragraph hereof.

“Borrowing” means a Tranche 1 Borrowing or a Tranche 2 Borrowing. An Advance substituted, pursuant to Section 5.01, for an Advance made in connection with any Borrowing shall continue to comprise a part of such Borrowing with the same effect as if such substituted Advance were an Advance of the Type requested in the applicable Notice of Borrowing or Notice of Interest Rate Election.

“Borrowing Date” means a date on which an Advance is, or is proposed to be, made hereunder.

“Business Day” means (a) with respect to a Base Rate Advance or for any other purpose not relating to any borrowing, payment or rate selection of Eurodollar Advances, a Domestic Business Day, and (b) with respect to a Eurodollar Advance, a Eurodollar Business Day.

“Capital Lease” means any lease of any property, real or personal, by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease or finance lease on a consolidated balance sheet of the Borrower and its Subsidiaries. Notwithstanding the foregoing or any other provision contained in this Agreement or in any Loan Document, any obligations related to a lease (whether now or hereafter existing) that would be accounted for by such Person as an operating lease in accordance with GAAP without giving effect to Accounting Standards Update No. 2016-02 issued by the Financial Accounting Standards Board (whether or not such lease exists as of the date hereof or is thereafter entered into) shall be accounted for as an operating lease and not a capital lease or finance lease for all purposes under this Agreement and the Loan Documents.

“Cash Equivalent Investments” means:

(a) U.S. Dollars, Canadian dollars, Pounds Sterling, euros, the national currency of any participating member state of the European Union or, in the case of any foreign Consolidated Subsidiary of the Borrower, such local currencies held by it from time to time in the ordinary course of business;

(b) (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof and (ii) with respect to a foreign Consolidated Subsidiary of the Borrower, direct obligations of the sovereign nation (or any agency thereof) in which such foreign Consolidated Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), in each case maturing within one year from the date of acquisition thereof;

(c) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 (or, with respect to a foreign Consolidated Subsidiary of the Borrower, any local office of any commercial bank organized under the law of the relevant jurisdiction or any political subdivision thereof which has combined capital and surplus and undivided profits in excess of the equivalent of $500,000,000);

(e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (b) above and entered into with a financial institution satisfying the criteria described in clause (d) above; and

(f) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000 (or, with respect to a foreign Consolidated Subsidiary of the Borrower, portfolio assets of at least the equivalent of $5,000,000,000).

“Change in Law” has the meaning assigned to that term in Section 5.13.

“Change of Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of fifty percent (50%) or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower.

“Closing Date” means the first date all the conditions precedent in Section 6.02 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Lead Arrangers” means JPMorgan Chase Bank, N.A. and Citibank, N.A., in their respective capacities as Co-Lead Arrangers and Joint Bookrunners.

“Commitment” means, with respect to each Bank, the sum of its Tranche 1 Commitment and its Tranche 2 Commitment.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Bank by means of electronic communications pursuant to Section 10.09(c), including through an Approved Electronic Platform.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the full consolidation of the accounts of the Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the financial statements referred to in Section 7.01(f).

“Consolidated Adjusted Debt” means, on a pro forma basis as of any date of determination, the amount of Debt as of such date; provided that on any date on which the outstanding principal amount of all Advances is zero, Consolidated Adjusted Debt shall be deemed reduced by an amount equal to the lesser of (a) $4,000,000,000 and (b) 100% of the unrestricted, unencumbered (other than any Security Interest of the type contemplated by Section 8.02(a)(xix)) and freely transferrable cash and Cash Equivalent Investments held by the Borrower and its Consolidated Subsidiaries on such date; provided, (i) that, prior to the earlier of (a) the consummation of the Acquisition and (b) three (3) Business Days after termination of the Merger Agreement, (1) indebtedness issued or incurred to fund the Acquisition shall be excluded from Debt for purposes of Consolidated Adjusted Debt, and (2) any cash or cash proceeds (less customary fees and expenses) of any such indebtedness shall not reduce Consolidated Adjusted Debt and (ii) (1) indebtedness issued from time to time in connection with financing an acquisition for which a definitive acquisition agreement has been entered into and in which the cash proceeds of such indebtedness are held in escrow or otherwise segregated, and prior to the earlier of (x) the consummation of such acquisition and (y) three (3) Business Days after termination of the such definitive acquisition agreement, shall be excluded from Debt for purposes of Consolidated Adjusted Debt and (2) prior to the earlier of (x) the consummation of such acquisition and (y) three (3) Business Days after termination of the such definitive acquisition agreement, any cash or cash proceeds (less customary fees and expenses) of any such indebtedness described in the immediately preceding clause (1) shall not reduce Consolidated Adjusted Debt.

“Consolidated EBITDA” means, on a pro forma basis with reference to any period, the net income (or loss) of the Borrower and its Consolidated Subsidiaries for such period, plus, to the extent deducted from revenues in determining such net income (or loss) for such period, without duplication, (a) Consolidated Interest Expense, (b) expense for income taxes paid or accrued, (c) depreciation and amortization expense, (d) amortization of intangibles (including goodwill) and organization costs, (e) any non-cash expenses, losses or other non-cash charges (including, whether or not otherwise includable as a separate item in the statement of such net income for such period, non-cash losses on sales of assets outside of the ordinary course of business) that do not represent an accrual or reserve for a future cash expenditure, (f) the amount of cost savings and cost synergies projected by the Borrower in good faith to be realized as a result of specified actions taken or expected to be taken (including in connection with any acquisition, disposition, investment, merger, consolidation, restructuring or similar initiative) prior to or during such period, net of the amount of actual benefits realized during such period from such actions; provided that such cost savings or cost synergies are expected to be realized (in the good faith determination of the Borrower) within twelve (12) months after the date of such action, (g) (1) cash restructuring charges, non-recurring cash charges, unusual cash charges and extraordinary cash charges (including related to any restructuring of pension obligations) and (2) to the extent such amount exceeds the amount added back pursuant to clause (i), expenses, costs or charges incurred in connection with the Specified Matters, (h) expenses, costs and charges incurred in connection with any transaction (in each case, regardless of whether consummated), including any issuance and/or incurrence of Debt and/or any issuance and/or offering of equity or Debt securities, any investment, any acquisition, any disposition, any recapitalization, any merger, consolidation or amalgamation, any option buyout or any repayment, redemption, refinancing, amendment or modification of Debt (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties), (i) expenses, costs or charges incurred in connection with the Specified Matters in an amount not to exceed $30,000,000 in the aggregate during the term of this Agreement, (j) expenses, costs or charges relating to the Transactions and the integration and restructuring of the Target and its subsidiaries and (k) non-cash stock option expenses, non-cash equity-based compensation and non-cash expenses related to stock-based compensation and minus, to the extent included in such net income for such period, (a) extraordinary non-cash gains realized other than in the ordinary course of business, (b) gains realized other than in the ordinary course of business that are non-cash, non-operating and non-recurring, and (c) non-cash gains arising from accounting relating to income realized or adjustments to the value of equity held in entities that are not subsidiaries, all as determined in accordance with GAAP and calculated for the Borrower and its Consolidated Subsidiaries on a consolidated basis; provided, that the aggregate amount added back pursuant to clauses (f) and (g) for any four fiscal quarter period shall not exceed 20.0% of Consolidated EBITDA (before giving effect to such adjustments).

“Consolidated Interest Expense” means, on a pro forma basis for any period, total cash interest expense deducted in accordance with GAAP in the computation of net income of the Borrower and its Consolidated Subsidiaries for such period with respect to all outstanding Debt of the Borrower and its Consolidated Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs of rate hedging in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Tangible Assets” means, on a pro forma basis the total amount of assets which would be included on a Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries (and which shall reflect the deduction of applicable reserves) after deducting therefrom all current liabilities of the Borrower and its Consolidated Subsidiaries and all Intangible Assets.

“Consolidated Subsidiary” means any Subsidiary of the Borrower the accounts of which are Consolidated.

“Convert,” “Conversion,” “Converting” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.03.

“Corresponding Tenor” means respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 11.19.

“Credit Party” means the Administrative Agent or any other Bank.

“Credit Ratings” has the meaning assigned to that term in Schedule 5.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debentures” means long-term debt securities (without third-party credit enhancement).

“Debt” means the sum, without duplication, of: (a) indebtedness for borrowed money or for the deferred purchase price of property or services carried as indebtedness on the Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries (excluding accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (b) Capital Lease obligations of the Borrower and its Consolidated Subsidiaries, and (c) obligations of the Borrower and its Consolidated Subsidiaries under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of other parties of the kinds referred to in clauses (a) and (b) above (other than Debt of any Subsidiary, to the extent such Debt is included in the calculation of Debt as a result of clause (a) or (b) above) in excess of $100,000,000 in the aggregate for all such obligations described in this clause (c). The term “Debt” shall not include the undrawn face amount of any letter of credit issued for the account of the Borrower or any of its Consolidated Subsidiaries, but shall include the reimbursement obligation owing from time to time by the Borrower or any of its Consolidated Subsidiaries in respect of drawings made under any letter of credit in the event reimbursement is not made promptly following the applicable drawing. “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Bank” means any Bank that (i) has failed, within two (2) Business Days of the date required to be funded or paid, to (1) fund any portion of its Commitment, (2) [reserved] or (3) pay over to any Recipient any other amount required to be paid by it hereunder, unless, in the case of clause (1) above, such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (ii) has notified the Borrower or any Recipient in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding an advance under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (iii) has failed, within three (3) Business Days after request by a Recipient, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and participations in then outstanding Advances under this Agreement, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (ii) upon such Recipient’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent or (iii) has become the subject of (1) a Bankruptcy Event or (2) a Bail-In Action.

“Disqualified Institution” means (a) Persons reasonably determined by the Borrower to be competitors of the Borrower or its Subsidiaries, specifically identified in writing by the Borrower to the Administrative Agent from time to time in accordance with Section 11.02(a) (it being understood that notwithstanding anything herein to the contrary, in no event shall any supplement to any such list apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest hereunder that is otherwise permitted hereunder, but upon the effectiveness of such designation, any such Person may not acquire any additional Commitments, Advances or participations), (b) such other Persons identified in writing by the Borrower to the Administrative Agent prior to the Closing Date in accordance with Section 11.02(a) and (c) Affiliates of the Persons identified pursuant to clauses (a) or (b) that are (i) clearly identifiable as an Affiliate of the applicable Person solely by similarity of such Affiliate’s name and (ii) not a bona fide debt investment fund that is an Affiliate of such Person. Each such supplement contemplated by clause (a) of this definition shall become effective three (3) Business Days after delivery thereof to the Administrative Agent and the Banks (including through an Approved Electronic Platform) in accordance with Section 11.02(a). It is understood and agreed that (x) the Borrower’s failure to deliver any such list (or, in the case of clause (a) of this definition, supplement thereto) referred to in this definition in accordance with Section 11.02(a) shall render such list (or, in the case of clause (a) of this definition, supplement thereto) not received and not effective and (y) “Disqualified Institution” shall exclude any Person that the Company has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time in accordance with Section 11.02(a).

“Dollars” and “$” means the lawful currency of the United States of America.

“Domestic Business Day” means a day (other than Saturday or Sunday) of the year on which banks are not required or authorized to close in New York City or Chicago, Illinois and are generally open for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Domestic Lending Office” means, with respect to each Bank, the office of such Bank specified as its “Domestic Lending Office” on an administrative questionnaire delivered to the Administrative Agent prior to the date such Bank becomes a party to this Agreement or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.

“DQ List” has the meaning set forth in Section 11.06(g)(iv).

“Early Opt-in Election” means, if the then current Benchmark is LIBO Rate, the occurrence of:

(1) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBO Rate and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Banks.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date all conditions precedent in Section 6.01 are satisfied or waived in accordance with Section 11.01.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means federal, state, local and foreign laws, rules and regulations relating to the release, emission, disposal, storage and related handling of waste materials, pollutants and hazardous substances.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in a Person, and any and all warrants, rights or options to purchase any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974. References to sections of ERISA also refer to any successor sections.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board, as in effect from time to time.

“Eurodollar Advance” means (i) an Advance made or to be made by a Bank pursuant to Section 2.01 as a Eurodollar Advance in accordance with the applicable Notice of Borrowing, and (ii) any Advance continued as or Converted into a Eurodollar Advance in accordance with Section 2.03. Each Eurodollar Advance shall bear interest as provided in Section 5.07(b).

“Eurodollar Business Day” means any Domestic Business Day on which dealings in Dollars are carried on in the London interbank market.

“Eurodollar Lending Office” means, with respect to each Bank, the office of such Bank specified as its “Eurodollar Lending Office” on an administrative questionnaire delivered to the Administrative Agent prior to the date of this Agreement (or, if no such office is specified, its Domestic Lending Office) or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.

“Events of Default” has the meaning assigned to that term in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in the Advance or Commitment (other than an assignment made pursuant to Section 5.18) or (ii) such Bank changes its lending office, except in each case to the extent that, pursuant to Section 5.15, amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.15(f) and (d) any Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCA” has the meaning assigned to such term in Section 1.04.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fitch” means Fitch, Inc., or its successor.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBO Rate.

“Foreign Bank” means (a) if the Borrower is a U.S. Person, a Bank that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Bank that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Entity” has the meaning assigned to that term in Section 8.02(a)(vii).

“Impacted LIBO Rate Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement or any Note and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Bank or its Parent, (c) the Borrower, any of its Subsidiaries or any of its Affiliates, (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (e) a Disqualified Institution.

“Intangible Assets” means all assets of the Borrower and its Consolidated Subsidiaries which are treated as intangibles in conformity with GAAP on the Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries.

“Interest Period” means, for each Eurodollar Advance comprising part of the same Borrowing, the period commencing on the date of such Advance (or, in the case of any Borrowing, on the effective date of continuation or Conversion thereof pursuant to Section 2.03) and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one (1), three (3) or six (6) months; provided that:

(a) The duration of any Interest Period which would otherwise end after applicable Maturity Date shall end on the applicable Maturity Date;

(b) Interest Periods commencing on the same day for Advances comprising the same Borrowing shall be of the same duration;

(c) Whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, unless such extension would cause the last day of such Interest Period to occur in the next following calendar month, in which case the last day of such Interest Period shall occur on the immediately preceding Business Day;

(d) If an Interest Period begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), such Interest Period shall end on the last Business Day of a calendar month; and

(e) no tenor that has been removed from this definition pursuant to Section 2.04(f) shall be available for specification in such Notice of Borrowing or Notice of Interest Rate Election.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“JPMorgan Chase” is defined in the first paragraph hereof.

“Liabilities” means any losses, claims (including any intraparty claims), demands, damages or liabilities of any kind.

“Lender-Related Person” has the meaning assigned to such term in Section 11.04(c).

“LIBO Interpolated Rate” means, at any time, with respect to any Eurodollar Borrowing and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted LIBO Rate Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted LIBO Rate Interest Period, in each case, at such time; provided that if any LIBO Interpolated Rate shall be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing and for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted LIBO Rate Interest Period”) the LIBO Rate shall be the LIBO Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Advance and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.

“LIBOR” has the meaning assigned to such term in Section 1.04.

“Loan Documents” means, collectively, this Agreement (including schedules and exhibits hereto), the Notes and any other agreement, instrument or document executed in connection therewith that the Borrower and the Administrative Agent agree in writing is a Loan Document. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Local Time” means Chicago time.

“Majority Banks” means, subject to Section 5.19, means, at any time, Banks having Total Credit Exposures representing more than 50% of the Total Credit Exposure of all Banks; provided that, for the purpose of determining the Majority Banks needed for any waiver, amendment, modification or consent of or under this Agreement or any other Loan Document, any Bank that is the Borrower or an Affiliate of the Borrower shall be disregarded.

“Majority Tranche 1 Banks” means, subject to Section 5.19, at any time, Tranche 1 Banks having Total Tranche 1 Credit Exposures representing more than 50% of the Total Tranche 1 Credit Exposures of all Tranche 1 Banks; provided that, for the purpose of determining the Majority Tranche 1 Banks needed for any waiver, amendment, modification or consent of or under this Agreement or any other Loan Document, any Bank that is the Borrower or an Affiliate of the Borrower shall be disregarded.

“Majority Tranche 2 Banks” means, subject to Section 5.19, at any time, Tranche 2 Banks having Total Tranche 2 Credit Exposures representing more than 50% of the Total Tranche 2 Credit Exposures of all Tranche 2 Banks; provided that, for the purpose of determining the Majority Tranche 2 Banks needed for any waiver, amendment, modification or consent of or under this Agreement or any other Loan Document, any Bank that is the Borrower or an Affiliate of the Borrower shall be disregarded.

“Margin Regulations” has the meaning assigned to that term in Section 8.01(g).

“Margin Stock” has the meaning assigned to that term under Regulation U issued by the Board.

“Material Acquisition” means a transaction whereby by the Borrower or one of its Consolidated Subsidiaries acquires equity interests or assets of a Person (or a division or particular business of a Person), or merges, consolidates or otherwise combines with a Person (excluding, in each case above, a Person that was a Consolidated Subsidiary prior to such transaction), for aggregate consideration of $250,000,000 or more.

“Material Subsidiary” means any subsidiary of the Borrower that would be a significant subsidiary of the Borrower within the meaning of Rule 1-02(w)(2) under Regulation S-X promulgated by the Securities and Exchange Commission; provided that the reference to “10 percent of the total assets of the registrant and its subsidiaries” therein shall be deemed for the purposes of this definition to read as “20 percent of the total assets of the registrant and its subsidiaries”. As of the Effective Date, the Material Subsidiaries are Baxter Healthcare Corporation and Baxter World Trade Corporation.

“Maturity Date” means the Tranche 1 Maturity Date in the case of the Tranche 1 Advances, and the Tranche 2 Maturity Date in the case of the Tranche 2 Advances; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Merger Agreement” has the meaning provided in the definition of Transactions.

“Merger Sub” has the meaning provided in the definition of Transactions.

“Moody’s” means Moody’s Investors Service, Inc., or its successor.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any Material Subsidiary makes or is obligated to make contributions.

“Net Leverage Ratio” means, on a pro forma basis as of the last day of any Test Period, the ratio of (a) Consolidated Adjusted Debt as of such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters then ended.

“Non-Consenting Bank” means any Bank that does not approve any consent, waiver or amendment that (i) (a) requires the approval of all affected Banks in accordance with the terms of Section 11.01 and (b) has been approved by the Majority Banks; (ii) (A) requires the approval of all Tranche 1 Banks in accordance with the terms of Section 11.01 and (B) has been approved by the Majority Tranche 1 Banks; or (iii) (A) requires the approval of all Tranche 2 Banks in accordance with the terms of Section 11.01 and (B) has been approved by the Majority Tranche 2 Banks.

“Note” has the meaning assigned to that term in Section 5.16(d).

“Notice of Borrowing” has the meaning assigned to that term in Section 2.02.

“Notice of Interest Rate Election” has the meaning assigned to that term in Section 2.03.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Other Benchmark Rate Election” means, if the then-current Benchmark is the LIBO Rate, the occurrence of:

(a) a request by the Borrower to the Administrative Agent to notify each of the other parties hereto that, at the determination of the Borrower, Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a LIBOR-based rate, a term benchmark rate as a benchmark rate, and

(b) the Administrative Agent, in its sole discretion, and the Borrower jointly elect to trigger a fallback from the LIBO Rate and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Banks.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any Note, or sold or assigned an interest in any Advance or this Agreement or any Note).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any Note, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.18).

“Outstanding Amount” means with respect to Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Advances occurring on such date.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” means, with respect to any Bank, any Person as to which such Bank is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to it in Section 11.06(f).

“Participant Register” has the meaning assigned to it in Section 11.06(f).

“Payment” has the meaning assigned to it in Section 10.11(c).

“Payment Notice” has the meaning assigned to it in Section 10.11(c).

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any Material Subsidiary or to which the Borrower or any Material Subsidiary contributes or has an obligation to contribute.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 11.19.

“Receivable” has the meaning assigned to that term in Section 8.02(a)(xii).

“Recipient” means, as applicable, (i) the Administrative Agent and (ii) any Bank.

“Reference Time” means 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting (if the Benchmark is the LIBO Rate) and the time determined by the Administrative Agent in its reasonable discretion (if the Benchmark is not the LIBO Rate).

“Register” has the meaning assigned to that term in Section 11.06(e).

“Regulation D” means Regulation D of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, partners, representatives and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB, or in each, any successor thereto.

“Relevant Period” has the meaning assigned to it in Section 11.04(b).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” the chief executive officer, president, chief financial officer, senior executive vice president, executive vice president, senior vice president, vice president – treasury, treasurer, assistant treasurer or controller of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Reuters” means the applicable Thomson Reuters Corp., Refinitiv, or any successor thereto.

“S&P” means Standard & Poor’s Financial Services, LLC, or its successor.

“Sanctioned Country” means, at any time, a country, region or territory that is itself the subject of Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”), the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) (i) an agency of the government of a Sanctioned Country, (ii) a Person controlled by a Sanctioned Country, or (iii) a Person that is located, organized or resident in a Sanctioned Country, to the extent such Person is the target of Sanctions or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Secured Debt” means the amount of Debt or other obligation or liability of the Borrower or any of its Material Subsidiaries the payment of which is secured by a Security Interest.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security Interest” means any lien, security interest, mortgage or other charge or encumbrance of any kind, title retention device, pledge or any other type of preferential arrangement, upon or with respect to any property of the Borrower or of any Material Subsidiary, whether now owned or hereafter acquired.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities, including contingent debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Notice” has the meaning assigned to that term in Section 5.18(a).

“Specified Matters” means the investigation into certain intra-company transactions undertaken for the purpose of generating foreign exchange gains or losses, as more fully described under the heading “Investigation” in the Borrower’s Form 8-K filed on October 24, 2019.

“Specified Indebtedness” means Indebtedness for borrowed money in an outstanding principal amount or committed amount in excess of $250,000,000 issued pursuant to: (a) the Indenture dated as of August 8, 2006 between the Baxter International Inc., as Issuer and J.P. Morgan Trust Company, National Association, as Trustee, as supplemented by that certain (i) second supplemental indenture dated as of December 7, 2007 related to the issuance of the 6.250% Senior Notes due 2037, (ii) ninth supplemental indenture dated as of June 11, 2013 related to the issuance of the 4.500% Senior Notes due 2043, (iii) tenth supplemental indenture dated as of August 15, 2016 related to the issuance of the 2.600% Senior Notes due 2026 and 3.500% Senior Notes due 2046, (iv) eleventh supplemental indenture dates as of May 30, 2017 related to the issuance of the 1.300% Senior Notes due 2025 and (v) twelfth supplemental indenture dated as of May 15, 2019 related to the issuance of the 0.400% Senior Notes due 2024 and 1.300% Senior Notes due 2029 and (b) the Indenture dated as of March 26, 2020 between the Baxter International Inc., as Issuer and The Bank of New York Mellon Trust Company, N.A., as Trustee, as supplemented by that certain (i) first supplemental indenture dated as of March 26, 2020 related to the issuance of the 3.950% Senior Notes due 2030 and (ii) second supplemental indenture dated as of November 2, 2020 related to the issuance of the 1.730% Senior Notes due 2031.

“Specified Representations” means (a) the representations and warranties of the Borrower set forth in Sections 7.01(a) (solely with respect to the Borrower and as such representations relate to entry into and performance of the Loan Documents), 7.01(b)(i) (solely with respect to the Borrower and as such representations relate to entry into and performance of the Loan Documents), 7.02(b)(ii) (solely with respect to the Specified Indebtedness (in each case, after giving effect to the Transactions and the incurrence of indebtedness on the Closing Date)), 7.01(h) (solely with respect to the Borrower), the second sentence of 7.01(j) (solely to the extent the use of proceeds of the Advances on the Closing Date would directly violate the Act, the Foreign Corrupt Practices Act of 1977 or OFAC)) and 7.01(g); (b) solely with respect to the Borrower, no Unmatured Event of Default under Section 9.01(f) has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document; and (c) the Borrower and its Subsidiaries taken as a whole are Solvent.

“Statutory Reserve Rate” a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Advances. Such reserve percentage shall include those imposed pursuant to Regulation D. Eurodollar Advances shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Bank under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, at any time, any entity with respect to which at such time the Borrower alone owns, the Borrower and one or more Subsidiaries together own, or the Borrower and any Person controlling the Borrower together own, in each such case directly or indirectly, capital stock (or the equivalent equity interest) having ordinary voting power to elect a majority of the members of the Board of Directors of such corporation (or, in the case of a partnership or joint venture, having the majority interest in the capital or profits of such entity).

“Successor Bank” has the meaning assigned to that term in Section 5.18(b).

“Supported QFC” has the meaning assigned to it in Section 11.19.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Syndication Agent” means Citibank, N.A., in is capacity as Syndication Agent.

“Target” has the meaning provided in the definition of Transactions.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TB Advance” has the meaning assigned to that term in Section 5.18(c).

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Banks and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable (and, for the avoidance of doubt, not in the case of an Other Benchmark Rate Election), has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.04 that is not Term SOFR.

“Terminated Bank” has the meaning assigned to that term in Section 5.18(b).

“Termination Notice” has the meaning assigned to that term in Section 5.18(b).

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 8.01(f)(i) or Section 8.01(f)(ii).

“Ticking Fee” means (i) a Tranche 1 Ticking Fee and (ii) a Tranche 2 Ticking Fee.

“Total Credit Exposure” means, as to any Bank, at any time, the unused Commitments and aggregate Outstanding Amount of all Advances held by such Bank at such time.

“Total Tranche 1 Credit Exposure” means, as to any Tranche 1 Bank, at any time, the aggregate Outstanding Amount of all Tranche 1 Advances held by such Tranche 1 Bank at such time.

“Total Tranche 2 Credit Exposure” means, as to any Tranche 2 Bank, at any time, the aggregate Outstanding Amount of all Tranche 2 Advances held by such Tranche 2 Bank at such time.

“Transactions” means the transactions through which the Borrower, through Bel Air Subsidiary, Inc., an Indiana corporation (“Merger Sub”), intends to acquire (the “Acquisition”) directly or indirectly all of the capital stock of Hill-Rom Holdings, Inc., an Indiana corporation (“Target”), on the terms and subject to the conditions set forth in the Merger Agreement dated as of September 1, 2021 (as amended from time to time and including the exhibits, schedules and all related documents, collectively the “Merger Agreement”), by and among Target, Borrower and the Merger Sub.

“Trade Date” has the meaning set forth in Section 11.06(g)(i).

“Tranche” means (a) the Tranche 1 Commitments or the Tranche 2 Commitment, as the context may require or (b) the Tranche 1 Advances or the Trance 2 Advances, as the context may require.

“Tranche 1 Advance” has the meaning provided in Section 2.01(a).

“Tranche 1 Bank” means a Bank with a Tranche 1 Commitment or holding Tranche 1 Advances.

“Tranche 1 Borrowing” means a borrowing consisting of simultaneous Tranche 1 Advances of the same Type and, in the case of Eurodollar Advances, having the same Interest Period, made by each of the Tranche 1 Banks pursuant to Section 2.01(a).

“Tranche 1 Commitment” means, with respect to each Tranche 1 Bank, the commitment of such Tranche 1 Bank to make Tranche 1 Advances, the maximum extent of such commitment being expressed as the amount indicated opposite such Tranche 1 Bank’s name on Schedule 1.01 hereto, or in the Assignment and Acceptance pursuant to which such Tranche 1 Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Tranche 1 Maturity Date” means the date is 36 months after the Closing Date.

“Tranche 1 Ticking Fee” has the meaning specified in Section 5.04(a)(i).

“Tranche 2 Advance” has the meaning specified in Section 2.01(b).

“Tranche 2 Bank” means a Bank with a Tranche 2 Commitment or holding Tranche 2 Advances.

“Tranche 2 Borrowing” means a borrowing consisting of simultaneous Tranche 2 Advances of the same Type and, in the case of Eurodollar Advances, having the same Interest Period made by each of the Tranche 1 Banks pursuant to Section 2.01(b).

“Tranche 2 Commitment” means, with respect to each Tranche 2 Bank, the commitment of such Tranche 2 Bank to make Tranche 2 Advances, the maximum extent of such commitment being expressed as the amount indicated opposite such Tranche 2 Bank’s name on Schedule 1.01 hereto, or in the Assignment and Acceptance pursuant to which such Tranche 1 Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Tranche 2 Maturity Date” means the date is 60 months after the Closing Date.

“Tranche 2 Ticking Fee” has the meaning specified in Section 5.04(a)(ii).

“Type” of Advance means Eurodollar Advances (including any Base Rate Advances which shall, pursuant to Section 5.01, be substituted therefor) or Base Rate Advances.

“UK Financial Institutions” any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Liability” means, in the case of a Plan, the amount, if any, by which the present value of all vested benefits accrued to the date of determination under such Plan exceeds the fair market actuarial value of all assets of such Plan allocable to such benefits as of such date, calculated as of the most recent valuation date for such Plan by the Plan’s enrolled actuary using the actuarial assumptions used to calculate the Plan’s minimum funding obligation under ERISA.

“Unmatured Event of Default” means an event which would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 11.19.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (f) of Section 5.15.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Accounting Terms and Principles.

(a) All accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent accountants or, in the case of the financial statements required to be delivered pursuant to Section 8.01(f)(i), as determined by the Borrower to be required in accordance with GAAP) with the December 31, 2020 audited Consolidated financial statements of the Borrower and its Consolidated Subsidiaries.

(b) Notwithstanding anything to the contrary contained herein or in the other Loan Documents, for purposes of calculating Consolidated EBITDA, Consolidated Net Tangible Assets, Net Leverage Ratio or any other financial ratio or test, if the sales revenue generated by any Person, business unit or assets acquired, divested or liquidated, by the Borrower or any Subsidiary during such period in the 12 months prior to such acquisition, divestiture or liquidation was $25,000,000 or more, then all financial information of such person, business unit or assets shall be included (or, in the case of a divestiture or liquidation, excluded), on a pro forma basis for such period (assuming the consummation of each such acquisition and the incurrence or assumption of any Debt in connection therewith (or the consummation of such divestiture or liquidation) as if such transaction had occurred on the first day of such period) in accordance with Article 11 of Regulation S-X of the Securities and Exchange Commission.

(c) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Borrower or the Majority Banks shall so request, the Administrative Agent, the Banks and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Banks); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Administrative Agent and each Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(d) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Debt under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof.

(e) Notwithstanding anything to the contrary contained in Section 1.02(a), whether a lease shall be treated as operating lease and not a capital lease or finance lease will be determined in accordance with the principles set forth in the definition of Capital Lease.

(f) Notwithstanding anything to the contrary contained herein or any declassification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, no pro forma effect shall be given to any discontinued operations (and the Consolidated EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated.

SECTION 1.03. Other Interpretive Provisions.

(a) Unless the context otherwise requires, (a) any pronoun shall include the corresponding masculine, feminine and neuter forms; the words “include” and “including” shall be deemed to be followed by the phrase “without limitation”; (c) any definition of or reference to an agreement, instrument or other document (including this Agreement) shall be construed to refer to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified; (d) any reference to a Person shall be construed to include such Person’s successors and permitted assigns; (e) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections hereof, and Exhibits and Schedules hereto; (f) any reference to a law or regulation shall include all statutory and regulatory provisions consolidating, amending, supplementing, replacing or interpreting such law from time to time; (g) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; (h) Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement; and (i) any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets, rights, obligations or liabilities to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person, and any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(b) For purposes of this Agreement, Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Borrowing” or an “Base Rate Borrowing”).

SECTION 1.04. Interest Rates; LIBOR Notification. The interest rate on an Advance may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate (“LIBOR”) is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the U.K. Financial Conduct Authority (“FCA”) publicly announced that: (a) immediately after December 31, 2021, publication of the 1-week and 2-month U.S. Dollar LIBOR settings will permanently cease; immediately after June 30, 2023, publication of the overnight and 12-month U.S. Dollar LIBOR settings will permanently cease; and immediately after June 30, 2023, the 1-month, 3-month and 6-month U.S. Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a synthetic basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is no assurance that dates announced by the FCA will not change or that the administrator of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this agreement should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, Section 2.04(b) and (c) provide a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.04(e), of any change to the reference rate upon which the interest rate on Eurodollar Advances is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to the LIBOR or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.04(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.04(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Adjusted LIBO Rate, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.05. Divisions. For all purposes under this Agreement and any other Loan Document, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.06. Leverage Ratios. Notwithstanding anything to the contrary contained herein, for purposes of calculating any leverage ratio herein in connection with the incurrence of any Debt, there shall be no netting of the cash proceeds proposed to be received in connection with the incurrence of such Debt (but the application of such proceeds shall be given effect).

ARTICLE II.

THE BORROWING FACILITY

SECTION 2.01. The Borrowing Facility.

(a) Subject to the terms and conditions set forth herein, each Tranche 1 Bank with a Tranche 1 Commitment severally agrees, on the terms and conditions provided herein, to make a Tranche 1 Advance (each such advance, a “Tranche 1 Advance”) denominated in Dollars to the Borrower on the Closing Date in an aggregate Dollar principal amount not to exceed at any time outstanding such Tranche 1 Bank’s Tranche 1 Commitment. Tranche 1 Advances may be Base Rate Advances or Eurodollar Advances, as provided further herein. Tranche 1 Advances made pursuant to this Section 2.01(a) that are repaid or prepaid may not be reborrowed. Upon the making of any Tranche 1 Advance by a Tranche 1 Bank, such Tranche 1 Bank’s Tranche 1 Commitment shall be permanently reduced by an amount equal to such Tranche 1 Advance and any Tranche 1 Commitment not drawn on the Closing Date shall terminate.

(b) Subject to the terms and conditions set forth herein, each Tranche 2 Bank with a Tranche 2 Commitment severally agrees, on the terms and conditions provided herein, to make a Tranche 2 Advance (each such advance, a “Tranche 2 Advance”) denominated in Dollars to the Borrower on the Closing Date in an aggregate Dollar principal amount not to exceed at any time outstanding such Tranche 2 Bank’s Tranche 2 Commitment. Tranche 2 Advances may be Base Rate Advances or Eurodollar Advances, as further provided herein. Tranche 2 Advances made pursuant to this Section 2.01(b) that are repaid or prepaid may not be reborrowed. Upon the making of any Tranche 2 Advance by a Tranche 2 Bank, such Tranche 2 Bank’s Tranche 2 Commitment shall be permanently reduced by an amount equal to such Tranche 2 Advance and any Tranche 2 Commitment not drawn on the Closing Date shall terminate.

SECTION 2.02. Making the Advances. Each Borrowing shall be requested by irrevocable written notice given by the Borrower to the Administrative Agent not later than (i) 10:00 a.m. (Local Time) two (2) Business Days prior to the proposed Borrowing Date (or such lesser number of days to which the Administrative Agent may agree), in the case of a Borrowing comprised of Eurodollar Advances and (ii) 9:00 a.m. (Local time) on the proposed Borrowing Date, in the case of a Borrowing comprised of Base Rate Advances. Each notice of Borrowing pursuant to this Section 2.02 (a “Notice of Borrowing”) shall be in substantially the form of Exhibit 2.02 hereto, specifying the proposed Borrowing Date, Type and Tranche of Advances, aggregate amount of the proposed Borrowing and the Interest Period, if any, and shall include such information as shall be required by Section 8.01(g). The Administrative Agent shall in turn promptly notify each Bank by facsimile or electronic communication of the date, applicable interest rate and aggregate amount of such Borrowing and such Bank’s ratable portion of such Borrowing. Each Bank, for the account of its Applicable Lending Office, shall, before 12:00 Noon (Local time) on the Borrowing Date specified in the notice received from the Administrative Agent pursuant to the preceding sentence, deposit such Bank’s ratable portion of such Borrowing in same day funds to the Administrative Agent’s LS2 Incoming Clearing Account No. 9008113381C7450 (ABA No. 021-000-021) (unless another account is designated by the Administrative Agent for such purpose), Reference: Baxter International Inc., maintained at 1 Chase Tower, Chicago, Illinois. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article VI, the Administrative Agent shall make same day funds in the amount of such funds available to the Borrower by 2:00 p.m. (Local Time) on the date of Borrowing, at the account specified by the Borrower in the applicable Notice of Borrowing.

SECTION 2.03. Method of Electing Interest Rates.

(a) The Advances included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, (A) Base Rate Advances shall continue as Base Rate Advances unless such Advances are prepaid or Converted into Eurodollar Advances; and (B) subject to Article V, Eurodollar Advances shall continue as Eurodollar Advances until the last day of the Interest Period therefor, at which time such Advances shall be prepaid, Converted to Base Rate Advances or continued as Eurodollar Advances for a new Interest Period.

Each election by the Borrower to continue or Convert Advances shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent by not later than 10:00 a.m. (Local Time) at least three (3) Business Days before the Conversion or continuation selected in such notice is to be effective. If the Borrower shall fail to issue a Notice of Interest Rate Election within three (3) Business Days prior to the end of any Interest Period for Eurodollar Advances (unless the Borrower shall have issued a notice of prepayment in respect of the applicable Borrowing in accordance with Section 5.12), the Advances comprising such Borrowing shall be Converted into Base Rate Advances. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Borrowing; provided that such portion is allocated ratably among the Advances comprising such Borrowing and the portion to which such Notice of Interest Rate Election applies, and the remaining portion to which it does not apply, are each $20,000,000 or any larger multiple of $5,000,000.

(b) Each Notice of Interest Rate Election shall be substantially in the form of Exhibit 2.03 hereto and shall specify:

(i) the Borrowing (or portion thereof) to which such notice applies;

(ii) the date on which the Conversion or continuation selected in such notice is to be effective, which shall comply with subsection (a) above;

(iii) if the Advances comprising such Borrowing are to be Converted, the next Type of Advances; and

(iv) the duration of the new Interest Period (if any).

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period. Each Notice of Interest Rate Election shall be irrevocable when given by the Borrower.

(c) Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall promptly notify each Bank of the contents thereof.

(d) (i) Upon the occurrence, and during the continuance, of an Event of Default, the Administrative Agent may (and, at the direction of the Majority Tranche 1 Banks, the Administrative Agent shall) suspend the ability of the Borrower to continue, or Convert Tranche 1 Borrowings into, Eurodollar Advances, and each continuation of or Conversion into Eurodollar Advances proposed to occur during any such period of suspension shall be a Conversion into Base Rate Advances. Such suspension shall become effective upon notice thereof to the

Borrower and each of the Tranche 1 Banks, and shall remain in effect until the Event of Default giving rise to such notice is cured or waived. (ii) Upon the occurrence, and during the continuance, of an Event of Default, the Administrative Agent may (and, at the direction of the Majority Tranche 2 Banks, the Administrative Agent shall) suspend the ability of the Borrower to continue, or Convert Tranche 2 Borrowings into, Eurodollar Advances, and each continuation of or Conversion into Eurodollar Advances proposed to occur during any such period of suspension shall be a Conversion into Base Rate Advances. Such suspension shall become effective upon notice thereof to the Borrower and each of the Tranche 2 Banks, and shall remain in effect until the Event of Default giving rise to such notice is cured or waived.

(e) No Tranche 1 Advance may be Converted into or continued into a Tranche 2 Advance, and no Tranche 2 Advance may be Converted into or continued as a Tranche 1 Advance.

SECTION 2.04. Alternate Rate of Interest

(a) Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 2.04, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Eurodollar Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, (including because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; or

(ii) the Administrative Agent is advised by the Majority Banks that prior to the commencement of any Interest Period for a Eurodollar Borrowing, the Adjusted LIBO Rate or the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Banks (or Bank) of making or maintaining their Advances (or its Advance) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Banks by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice no longer exist, (A) any Notice of Interest Rate Election that requests the Conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, (B) if any Notice of Borrowing requests a Eurodollar Advance, such Borrowing shall be made as a Base Rate Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Eurodollar Advance is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.04(a), then until the Administrative Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice no longer exist, then on the last day of the Interest Period applicable to such Advance (or the next succeeding Business Day if such day is not a Business Day), such Advance shall be converted by the Administrative Agent to, and shall constitute, a Base Rate Advance on such day.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.04), if a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a

Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Majority Banks.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, with respect to a Loan denominated in Dollars, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Banks and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after the occurrence of a Term SOFR Transition Event and may do so in its sole discretion.

(d) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e) The Administrative Agent will promptly notify the Borrower and the Banks of (i) any occurrence of a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 2.04, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.04.

(f) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including Term SOFR or LIBO Rate) and either (a) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (b) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to clause (i) above either (a) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (b) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, Conversion to or continuation of a Eurodollar Advance to be made, Converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have Converted any request for a Eurodollar Borrowing into a request for a Borrowing of or conversion to Base Rate Advances. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Eurodollar Advance is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.04, then on the last day of the Interest Period applicable to such Advance (or the next succeeding Business Day if such day is not a Business Day), such Advance shall be converted by the Administrative Agent to, and shall constitute, an Base Rate Advance on such day.

ARTICLE III.

[RESERVED.]

ARTICLE IV.

[RESERVED.]

ARTICLE V.

GENERAL TERMS

SECTION 5.01. Illegality. The obligation of each Bank to extend an Advance on the date therefor is subject to the following:

(a) If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Eurodollar Lending Office) to make, maintain or fund its Eurodollar Advances, such Bank shall so notify the Administrative Agent. The Administrative Agent and such Bank shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make (or continue or Convert other Advances into) Eurodollar Advances shall be suspended and each Eurodollar Advance that such Bank shall thereafter be required to make (or continue or Convert into) hereunder shall be made as (or continued as or Converted into) a Base Rate Advance, which Base Rate Advance shall be made (or continued or Converted) on the same day as the Eurodollar Advances made (or continued or Converted into) by the other Banks and comprising the balance of such Borrowing. If such Bank (A) shall determine that it may not lawfully continue to maintain an outstanding Eurodollar Advance until the last day of the current Interest Period therefor, (B) shall so specify in a written notice to the Borrower and the Administrative Agent and (C) shall deliver to the Borrower and the Administrative Agent an opinion of counsel concurring in such determination (unless three (3) or more Banks have reached a similar determination, in which case no such opinion shall be required), then the Borrower shall, on the last Business Day on which such Bank may lawfully continue such Advance as a Eurodollar Advance, Convert in full the then outstanding principal amount of such Eurodollar Advance into a Base Rate Advance in an equal principal amount (on which interest and principal shall be payable contemporaneously with the related Eurodollar Advances of the other Banks).

SECTION 5.02. Effect of Notice of Borrowing; Maximum Number of Borrowings.

(a) Subject to Section 5.01, each Notice of Borrowing and Notice of Interest Rate Election shall be in writing and be irrevocable and binding on the Borrower.

(b) A Notice of Borrowing shall be rejected by the Administrative Agent, and the Banks shall have no obligation to extend any Advances that may be requested in such Notice of Borrowing, if after giving effect to the Borrowing requested in such Notice of Borrowing there would then be more than fifteen (15) Borrowings outstanding.

SECTION 5.03. Effect of Failure to Borrow or Fund.

(a) In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Advances, the Borrower shall indemnify each Bank against all direct out-of-pocket losses and reasonable expenses incurred by such Bank as a result of any failure by the Borrower to fulfill on or before the date specified for such Borrowing the applicable conditions set forth in Article VI to the extent of all direct out-of-pocket losses and reasonable expenses incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Advance to be made by such Bank as part of such Borrowing when such Advance, as a result of such failure, is not made on such date. The Borrower shall not be liable to any Bank under this Section 5.03(a) with respect to consequential damages or loss of anticipated profits arising or incurred by such Bank in connection with the Borrower’s failure to fulfill timely the applicable conditions set forth in Article VI.

(b) Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing (or, in the case of any Borrowing comprised of Base Rate Advances, prior to 12:00 Noon (Local time) on the date of such Borrowing) that such Bank will not make available to the Administrative Agent such Bank’s ratable portion of such Borrowing, the Administrative Agent may assume that such Bank has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with the terms of Section 2.02, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such ratable portion available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Bank, the NYFRB Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Advance as part of such Borrowing for purposes of this Agreement.

(c) The failure of any Bank to make any Advance required to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation hereunder to make its Advance on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank on the date of any Borrowing.

SECTION 5.04. Fees and Certain Credit Rating Determinations.

(a) Ticking Fees.

(i) The Borrower agrees to pay to the Administrative Agent for the ratable account of each Tranche 1 Bank in accordance with its Applicable Tranche 1 Percentage, a ticking fee (the “Tranche 1 Ticking Fee”) equal to the Applicable Ticking Fee Rate times the actual daily outstanding principal amount of the Aggregate Tranche 1 Commitments, subject to adjustment as provided in Section 5.19. The Tranche 1 Ticking Fee shall accrue commencing on November 30, 2021 to the last day of the Availability Period, and shall be due and payable on the last day of the Availability Period. The Tranche 1 Ticking Fee shall be calculated quarterly in arrears, provided that if any Bank ceases to be a party hereto prior to the Availability Date, accrued and unpaid Tranche 1 Ticking Fees payable to such Bank shall be paid on the date such Bank’s Tranche 1 Commitment is reduced to zero.

(ii) The Borrower agrees to pay to the Administrative Agent for the ratable account of each Tranche 2 Bank in accordance with its Applicable Tranche 2 Percentage, a ticking fee (the “Tranche 2 Ticking Fee”) equal to the Applicable Ticking Fee Rate times the actual daily outstanding principal amount of the Aggregate Tranche 2 Commitments, subject to adjustment as provided in Section 5.19. The Tranche 2 Ticking Fee shall accrue commencing on November 30, 2021 to the last day of the Availability Period, and shall be due and payable on the last day of the Availability Period. The Tranche 2 Ticking Fee shall be calculated quarterly in arrears; provided that if any Bank ceases to be a party hereto prior to the Availability Date, accrued and unpaid Tranche 2 Ticking Fees payable to such Bank shall be paid on the date such Bank’s Tranche 2 Commitment is reduced to zero.

(b) Other Fees. The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times separately agreed with such Person pursuant to written agreement.

SECTION 5.05. Reduction of the Commitments.

(a) The Borrower may, upon at least three (3) Business Days’ written notice to the Administrative Agent, terminate in whole or reduce ratably in part the respective Tranche 1 Commitments of the Tranche 1 Banks on a permanent basis; provided that in the case of any partial reduction of the Tranche 1 Commitments, such partial reduction shall be in an aggregate amount not less than the lesser of $20,000,000 (or an integral multiple of $5,000,000 in excess thereof). Such notice of termination or reduction may be conditioned on the effectiveness of other credit facilities, an acquisition, investment, Change of Control or any other financing or sale transaction. All fees accrued until the effective date of any termination of the Tranche 1 Commitments shall be paid on the effective date of such termination.

(b) The Borrower may, upon at least three (3) Business Days’ written notice to the Administrative Agent, terminate in whole or reduce ratably in part the respective Tranche 2 Commitments of the Tranche 2 Banks on a permanent basis; provided that in the case of any partial reduction of the Tranche 2 Commitments, such partial reduction shall be in an aggregate amount not less than the lesser of $20,000,000 (or an integral multiple of $5,000,000 in excess thereof). Such notice of termination or reduction may be conditioned on the effectiveness of other credit facilities, an acquisition, investment, Change of Control or any other financing or sale transaction. All fees accrued until the effective date of any termination of the Tranche 2 Commitments shall be paid on the effective date of such termination.

(c) To the extent not previously terminated, all unused Commitments hereunder shall terminate on the earlier of the (i) the Closing Date (after giving effect to the Advances made on such date) and (ii) the expiry of the Availability Period. The Borrower shall provide the Administrative Agent prompt written notice of any commitment reduction pursuant to clause (ii) hereof.

SECTION 5.06. Repayment.

(a) The Borrower hereby unconditionally promises to repay to the Administrative Agent for the ratable account of the Tranche 1 Banks on the first Business Day of each of January, April, July and October, commencing on the first day of the first full fiscal quarter ending after the first anniversary of the Closing Date and ending with the last such day to occur prior to the Maturity Date, in an aggregate principal amount for each such date equal to (a) for each such date between the first anniversary of the Closing Date and the second anniversary of the Closing Date, 0.625% of the aggregate principal amount of the Tranche 1 Advances made on the Closing Date and (b) for each such date between the second anniversary of the Closing Date and the Maturity Date, 1.250% of the aggregate principal amount of the Tranche 1 Advances made on the Closing Date. To the extent not previously paid, the aggregate principal amount of Tranche 1 Advances shall be due and payable on the Maturity Date.

(b) The Borrower hereby unconditionally promises to repay to the Administrative Agent for the ratable account of the Tranche 2 Banks on the first Business Day of each of January, April, July and October, commencing on the first day of the first full fiscal quarter ending after the first anniversary of the Closing Date and ending with the last such day to occur prior to the Maturity Date, in an aggregate principal amount for each such date equal to (a) for each such date between the first anniversary of the Closing Date and the second anniversary of the Closing Date, 0.625% of the aggregate principal amount of the Tranche 2 Advances made on the Closing Date, (b) for each such date between the second anniversary of the Closing Date and the third anniversary of the Closing Date, 1.250% of the aggregate principal amount of the

Tranche 2 Advances made on the Closing Date, (c) for each such date between the third anniversary of the Closing Date and the fourth anniversary of the Closing Date, 1.875% of the aggregate principal amount of the Tranche 2 Advances made on the Closing Date and (d) for each such date between the fourth anniversary of the Closing Date and the Maturity Date, 2.500% of the aggregate principal amount of the Tranche 2 Advances made on the Closing Date. To the extent not previously paid, the aggregate principal amount of Tranche 2 Advances shall be due and payable on the Maturity Date.

SECTION 5.07. Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Bank from the date of such Advance until such principal amount shall be paid in full at the following rates per annum:

(a) Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal at all times for such Advance to the Base Rate in effect from time to time plus the Applicable Base Rate Margin (such rate to change when and as the Base Rate or the Applicable Base Rate Margin changes). Interest on all Base Rate Advances shall be paid (i) quarterly in arrears on the last day of January, April, July and October and at final maturity (whether due to acceleration or otherwise) and thereafter upon demand, and (ii) at such other times as may be specified herein.

(b) Eurodollar Advances. If such Advance is a Eurodollar Advance, a rate per annum equal at all times during each Interest Period for such Advance to the Adjusted LIBO Rate for such Interest Period plus the Applicable Eurodollar Margin (such rate to change when and as the Applicable Eurodollar Margin changes), payable in arrears (i) on the last day of such Interest Period (and, if such Interest Period has a duration of more than three (3) months, on the date during such Interest Period which occurs three (3) months after the first day of such Interest Period) and (ii) on any date such Eurodollar Advance shall be Converted or repaid (whether due to acceleration or otherwise), on the principal amount so Converted or repaid, and (iii) on such other times as may be specified herein.

SECTION 5.08. Additional Interest on Eurodollar Advances.

(a) For so long as any Bank is required to make special deposits with or comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the Bank of England, the Financial Services Authority, the European Central Bank, any other central bank or the European System of Central Banks, but excluding requirements reflected in the Statutory Reserve Rate) in respect of any of such Bank’s Eurodollar Advances, such Bank shall be entitled to require the Borrower to pay, contemporaneously with each payment of interest on each of such Bank’s Advances subject to such requirements, additional interest on such Advance at a rate per annum specified by such Bank to be the actual cost to such Bank of complying with such requirements in relation to such Advance.

(b) Any additional interest owed to a Bank pursuant to subsection (a) above shall be determined by such Bank (and the amount so determined shall be prima facie evidence of the amount owed pursuant to the applicable subsection, which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Bank under agreements having provisions similar to this Section 5.08 after consideration of such factors as such Bank then reasonably determines to be relevant), and such Bank shall deliver written notice thereof to the Borrower through the Administrative Agent; provided that in the case of any such required reserves, special deposits or other requirements referred to in subsection (a) above that are imposed after the date of this Agreement, the Borrower shall not be required to compensate a Bank pursuant to this Section for any additional interest incurred more than 120 days prior to the date that such Bank notifies the Borrower of such required reserves, special deposits or other requirements and of such Bank’s intention to claim compensation therefor; provided, further, that, if any of the above referenced requirements are retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof. Any amount payable to a Bank pursuant to this Section 5.08 shall be paid to the Administrative Agent for the account of such Bank.

SECTION 5.09. Interest on Overdue Principal. If any amount of principal is not paid when due (whether at stated maturity, by acceleration or otherwise), that amount of principal shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to two percent (2%) per annum above the interest rate in effect from time to time with respect to the applicable Advance.

SECTION 5.10. Interest Rate Determinations. The Administrative Agent shall give prompt notice to the Borrower and the Banks of any applicable interest rate determined by the Administrative Agent for purposes of Section 5.07 and the applicable interest rate under Section 5.07(b).

SECTION 5.11. Performance of Banks’ Obligations. Each Bank shall use commercially reasonable efforts to keep apprised of all events and circumstances (a) that would excuse or prohibit such Bank from performing its obligation to make (or to Convert Advances into) Eurodollar Advances hereunder pursuant to Section 5.01(a) that would permit such Bank to demand additional interest or increased costs pursuant to Section 5.08 or Section 5.13. Such Bank shall, as soon as practicable after becoming aware of any such event or circumstance, use commercially reasonable efforts, to the extent permitted by law, to perform its obligations to make Eurodollar Advances through another office or lending office, and with respect to increased costs or additional interest, to reduce such increased costs or additional interest (if the use of such other office or lending office or such reduction would not adversely affect the performance of such obligations or repayment of the Advances or result in, in any material respect, any increased cost, loss, liability or other material disadvantage to such Bank in such Bank’s reasonable judgment), in either case if by taking the action contemplated by the foregoing, such event or circumstance would cease to exist.

SECTION 5.12. Optional Prepayments.

(a) The Borrower may prepay Borrowings without penalty upon written notice to the Administrative Agent given not later than 10:00 a.m. (Local time) on (i) the proposed date of prepayment of Borrowings comprised solely of Base Rate Advances and (ii) the date three (3) Business Days prior to the proposed date of prepayment of Borrowings comprised solely of Eurodollar Advances, stating in such notice the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall prepay the outstanding principal amount of the Advances made as part of the same Borrowing in whole or, in the case of a Borrowing comprised solely of Base Rate Advances, ratably in part, by paying the principal amount to be prepaid together with accrued interest thereon and other amounts then due and owing, if any, hereunder to the date of prepayment; provided that each partial prepayment shall be in an amount equal to $20,000,000 or a higher integral multiple of $5,000,000. Such notice of prepayment may be conditioned on the effectiveness of other credit facilities, an acquisition, investment, Change of Control or any other financing or sale transaction. Each such optional prepayment shall be applied to prepay ratably the Advances of the several Banks included in such Borrowing. If the Borrower prepays any Borrowing consisting of Eurodollar Advances on any day other than the last day of an Interest Period therefor, the Borrower shall reimburse each Bank for any losses, costs and expenses contemplated in Section 11.04(b).

(b) Upon receipt of a notice of prepayment pursuant to this Section 5.12, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share, if any, of such prepayment. Prepayments of Tranche 1 Borrowings shall be applied against all of the amortization payments in respect of the Tranche 1 Advances in direct order of maturity. Prepayments of Tranche 2 Borrowings shall be applied against all of the amortization payments in respect of the Tranche 2 Advances in direct order of maturity.

SECTION 5.13. Increased Costs.

(a) Subject to Section 5.11, if, after the date of this Agreement, any of the following (a “Change in Law”) shall occur:

(i) due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Statutory Reserve Rate) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), either (x) there shall be any increase in the cost to any Bank of agreeing or committing to make or making, funding or maintaining any Advances hereunder or (y) any Recipient shall be subject to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(ii) either (i) the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline adopted after the date hereof and arising out of the July 1988 report of the Basel Committee on Banking Regulation and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards” or (ii) compliance by any Bank with any law or regulation, or with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), affects or would affect the amount of capital or liquidity required or expected to be maintained by such Bank or any corporation controlling such Bank and such Bank determines that the amount of such capital or liquidity is increased by or based upon the existence of such Bank’s commitment to lend hereunder and other commitments of this type, or upon the making or funding of its Advances hereunder,

(b) then the Borrower shall from time to time, upon written demand by such Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank, within 120 days after such written demand, additional amounts sufficient to (i) in the case of any of the events described in clause (a)(i) above, reimburse such Bank for such increased cost, such increased cost to be determined by such Bank using its customary methods therefor, which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Bank under agreements having provisions similar to Section 5.13(a)(i) after consideration of such factors as such Bank then reasonably determines to be relevant, and (ii) in the case of any of the events described in clause (a)(ii) above, compensate such Bank in light of such circumstances, to the extent such Bank reasonably determines such increase in capital or liquidity to be allocable to the existence of such Bank’s commitment to lend or maintain Advances hereunder, which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Bank under agreements having provisions similar to this Section 5.13(a)(ii) after consideration of such factors as such Bank then reasonably determines to be relevant. A certificate as to any such amount (demonstrating, in reasonable detail, the calculations used by such Bank to determine such amount), submitted to the Borrower and the Administrative Agent by such Bank, shall be prima facie evidence thereof absent demonstrable error. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued or implemented.

Failure or delay on the part of any Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 120 days prior to the date that such Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 5.14. Payments and Computations.

(a) The Borrower shall make all payments hereunder in Dollars and without setoff, counterclaim or other deduction. All payments hereunder shall be made to the Administrative Agent at (except as set forth in the next sentence) the Administrative Agent’s address specified in Section 11.02, or at any other Applicable Lending Office of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, and, in the case of Borrowings, shall be applied by the Administrative Agent among the Appropriate Banks according to their Applicable Advance Percentage (or other applicable share as provided herein). The Administrative Agent is hereby authorized to charge the Borrower’s account with the Administrative Agent, after notice to the Borrower of the amount to be charged, for each payment of principal, interest and fees as such payment becomes due. The Administrative Agent will promptly thereafter cause to be distributed to each Appropriate Bank its Applicable Advance Percentage (or other applicable share as provided herein) of such payment in like funds relating to such payment (in accordance with all like obligations then due and payable to which such payment relates) for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Appropriate Bank, to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.

(b) All computations of interest based on the Base Rate shall, to the extent such Base Rate is determined by reference to the Prime Rate, be made on the basis of a year of 365 or 366 days, as the case may be, and all other calculations of interest, the Tranche 1 Ticking Fees and the Tranche 2 Ticking Fees shall be made on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. All interest hereunder on any Advance shall be computed on a daily basis based upon the outstanding principal amount of such Advance as of the applicable date of determination. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(c) Whenever any payment hereunder or under any Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, Tranche 1 Ticking Fees and Tranche 2 Ticking Fees, as the case may be. If such extension would cause such payment with respect to a Eurodollar Advance to be made in the next following calendar month, such payment shall be made on the immediately preceding applicable Business Day and the period of time during which such payment would have been outstanding but for compliance with this provision shall not be included in the computation of payment of interest with respect thereto.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Appropriate Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Appropriate Bank on such due date an amount equal to the amount then due to such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Appropriate Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the NYFRB Rate.

SECTION 5.15. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower under this Agreement or under any Notes shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Borrower shall indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.

(d) Each Bank shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 11.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Administrative Agent in connection with this Agreement or any Note, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under this Agreement or any Note or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5.15, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or any Note shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.15(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower:

(A) any Bank that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals (or copies that meet the requirements of the Code, United States Treasury Regulations and official IRS guidance) of IRS Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax;

(B) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any Note, executed originals (or copies that meet the requirements of the Code, United States Treasury Regulations and official IRS guidance) of IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any Note, IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) in the case of a Foreign Bank claiming that its extension of credit will generate U.S. effectively connected income, executed originals (or copies that meet the requirements of the Code, United States Treasury Regulations and official IRS guidance) of IRS Form W-8ECI;

(iii) in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals (or copies that meet the requirements of the Code, United States Treasury Regulations and official IRS guidance) of IRS Form W-8BEN or W-8BEN-E; or

(iv) to the extent a Foreign Bank is not the beneficial owner, executed originals (or copies that meet the requirements of the Code, United States Treasury Regulations and official IRS guidance) of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals (or copies that meet the requirements of the Code, United States Treasury Regulations and official IRS guidance) of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Bank under this Agreement or any Note would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Any Bank claiming additional amounts payable pursuant to this Section 5.15 shall (at the reasonable request of the Borrower) use reasonable efforts to change the jurisdiction of its office or Applicable Lending Office if the making of such change would avoid the need for, or reduce the amount of, any additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Bank, subject such Bank to any unreimbursed costs or expense and would not be otherwise materially disadvantageous to such Bank. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such actions.

(h) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.15 (including additional amounts paid pursuant to this Section 5.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnifying party pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.15(h), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 5.15(h) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and if the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.15(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(i) Each party’s obligations under this Section 5.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under this Agreement or any Notes.

(j) For the avoidance of doubt, for the purposes of this Section 5.15, the term “applicable law” includes FATCA.

SECTION 5.16. Noteless Agreement; Evidence of Indebtedness.

(a) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bank resulting from each Advance made by such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time hereunder.

(b) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Advance made hereunder, Tranche and Type thereof and the Interest Period, if any, with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Bank’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to subsections (a) and (b) above shall be prima facie evidence of the existence and amounts of the Advances therein recorded; provided, however, that the failure of the Administrative Agent or any Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Borrowings in accordance with their terms.

(d) Any Bank may request that its Advances be evidenced by a promissory note (each, a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Bank a Note or separate Notes evidencing such Advances, at such Bank’s request, payable to such Bank in a form or forms supplied by the Administrative Agent. Thereafter, the Advances evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 11.06) be represented by one or more Notes payable to the payee named therein or any assignee pursuant to Section 11.06, except to the extent that any such Bank or assignee subsequently returns any such Note for cancellation and requests that such Advances once again be evidenced as described in subsections (a) and (b) above.

SECTION 5.17. Sharing of Payments, Etc. If any Bank shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances resulting in such Bank receiving payment of a greater proportion of the aggregate amount of its Advances and accrued interest thereon than the proportion received by any other Bank, then the Bank receiving such greater proportion shall purchase (for cash at face value) participations in the Advances in the Tranche in respect to which it is an Appropriate Bank to the extent necessary so that the benefit of all such payments shall be shared by the Banks with Advances in the applicable Tranche ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Bank acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Bank were a direct creditor of the Borrower in the amount of such participation. Nothing contained herein shall require any Bank to exercise any right it may have of set-off, bankers’ lien, counterclaim or similar right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower not evidenced by this Agreement or the Notes. If under any applicable bankruptcy, insolvency or other similar law, any Bank obtains a secured claim in lieu of a set-off or other payment to which this Section 5.17 would apply, such Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this Section 5.17 to share in the benefits of any recovery on such secured claim.

SECTION 5.18. Termination and Prepayment with Respect to any Bank.

(a) In addition to the right of the Borrower to terminate in whole or reduce ratably the unused portion of the Commitments as described in Section 5.05 and the right of the Borrower to ratably prepay Advances as described in Section 5.12, the Borrower shall have the right to terminate the unused portion of the Commitment of any Bank and to prepay all outstanding Advances made by such Bank in the manner described in this Section 5.18 if a Bank becomes a Defaulting Bank or a Non-Consenting Bank or if the Borrower shall have received notice (a “Special Notice”) that such Bank (i) cannot extend a Eurodollar Advance and shall exercise its rights pursuant to Section 5.01(a), (ii) claims additional interest pursuant to Section 5.08, (iii) claims reimbursement for increased costs or reduced returns pursuant to Section 5.13 or (iv) claims reimbursement for Taxes pursuant to Section 5.15.

(b) Upon receipt by the Borrower of a Special Notice from any Bank or upon a Bank becoming a Defaulting Bank or a Non-Consenting Bank, the Borrower may elect to terminate the unused portion of the Commitment of such Bank by giving notice thereof (a “Termination Notice”) to such Bank and to the Administrative Agent as follows: (1) in the case of a Non-Consenting Bank or a Bank which delivers a Special Notice, on or before the thirtieth day following the date such Bank becomes a Non-Consenting Bank or delivers such Special Notice, or (2) in the case of a Defaulting Bank, after the date such Bank becomes a Defaulting Bank and while it remains a Defaulting Bank, in each case specifying therein (i) the name of such Bank (a “Terminated Bank”), (ii) the proposed effective date of termination (“Bank Termination Date”) of the unused portion of such Terminated Bank’s Commitment, which date shall not in any event be less than five (5) Business Days following the date of such Termination Notice, and (iii) one or more commercial banks (each, a “Successor Bank”), each such Successor Bank (x) having a combined capital, surplus (or its equivalent) and undivided profits in an amount not less than U.S. $500,000,000 (or its equivalent in another currency) or (y) consented to by the Administrative Agent, in each case whose consent shall not be unreasonably withheld, conditioned or delayed, which Successor Bank or Successor Banks shall have agreed, in the aggregate, to succeed to the entire Commitment of such Terminated Bank on the Bank Termination Date.

(c) Unless the Borrower shall have elected, as evidenced by its Termination Notice, to prepay all the Advances made by a Terminated Bank outstanding as of the Bank Termination Date, any Eurodollar Advance (each, a “TB Advance”) made by such Terminated Bank having an Interest Period ending after the Bank Termination Date shall remain outstanding until the last day of such Interest Period (unless required to be paid earlier in accordance with the terms of this Agreement). On the last day of the then current Interest Period in respect of each TB Advance, the Successor Bank shall extend an Advance to the Borrower in a principal amount corresponding to such TB Advance, and having an Interest Period of the type specified in the Notice of Interest Rate Election that would otherwise have applied to such TB Advance, and the proceeds of such Advance from the Successor Bank shall be used by the Borrower to repay such TB Advance to the Terminated Bank. The Successor Bank or Successor Banks specified by the Borrower in a Termination Notice shall have agreed, prior to the Bank Termination Date, to succeed, in the aggregate, to the entire Commitment of such Terminated Bank on the Bank Termination Date which succession shall, with respect to the unused portion of such Terminated Bank’s Commitment as of such Bank Termination Date, become effective as of the Bank Termination Date and, with respect to the remaining portion of such Terminated Bank’s Commitment, become effective as and when such Terminated Bank’s Advances are repaid.

(d) If the Borrower shall have elected, as evidenced by its Termination Notice, to prepay all the Advances made by a Terminated Bank outstanding as of the Bank Termination Date, the Successor Bank or Successor Banks shall in the aggregate extend to the Borrower, on the Bank Termination Date, Advances (with interest at a rate to be agreed upon by the Borrower and each Successor Bank) corresponding in respective amounts to each Advance being prepaid as of such date, each of which Advances shall have an Interest Period, if any, beginning on the Bank Termination Date and ending on the last day of the Interest Period of the Advance being prepaid to which it corresponds.

(e) Each such termination pursuant to this Section 5.18 shall be effective on the Bank Termination Date proposed by the Borrower in the related Termination Notice if (i) no Event of Default shall have occurred prior to such date and be continuing on such date, (ii) in the event the Borrower shall have elected to prepay all Advances made by such Terminated Bank outstanding as of such date, (A) the Borrower shall have prepaid the outstanding aggregate amount of all Advances made by the Terminated Bank, together with accrued interest and accrued fees to such date on the amount prepaid and all other amounts payable to such Bank as of such date and (B) the Successor Bank or Successor Banks shall have extended to the Borrower Advances equal in aggregate amount to the Advances of the Terminated Bank being prepaid as required pursuant to Section 5.18(d), and (iii) the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that the Successor Bank or Successor Banks shall have agreed in the aggregate to succeed to the entire Commitment of the Terminated Bank in accordance with this Section 5.18.

(f) Subject to subsection (e) above, on the Bank Termination Date, (i) each Successor Bank shall become a party to this Agreement as if such Successor Bank shall have been named on the signature pages hereof, and such Successor Bank shall have all the rights and obligations of a “Bank” hereunder and (ii) the Terminated Bank shall have no further Commitment under this Agreement (other than with respect to Advances, if any, made by such

Bank which remain outstanding after such date) and shall no longer be a “Bank” under this Agreement for any purpose (other than with respect to Advances made by such Bank which remain outstanding after such date) except insofar as it shall be entitled to any payment or indemnification, or be obligated to make any indemnification, on account of any event which shall have occurred, or any right or liability which shall have arisen, on or prior to the date of repayment of such outstanding Advances. The termination of any Bank’s Commitment and the prepayment of such Bank’s Advances pursuant to this Section 5.18 shall not relieve or satisfy the obligations of the Borrower to make any such prepayments free and clear of all Indemnified Taxes, to reimburse such Bank for all Other Taxes and for all increased costs pursuant to Section 5.13, or to comply with all other terms and conditions of this Agreement (including Section 11.04).

(g)

SECTION 5.19. Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a) No Tranche 1 Ticking Fee or Tranche 2 Ticking Fee shall accrue for the account of a Defaulting Bank so long as such Bank shall be a Defaulting Bank.

(b) The Total Credit Exposure of such Defaulting Bank shall not be included in determining whether the Majority Banks have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 11.01) which requires Majority Banks consent. The Tranche 1 Credit Exposure of such Defaulting Bank shall not be included in determining whether the Majority Tranche 1 Banks have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 11.01) which requires Majority Tranche 1 Banks consent. The Tranche 2 Credit Exposure of such Defaulting Bank shall not be included in determining whether the Majority Tranche 2 Banks have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 11.01) which requires Majority Tranche 2 Banks consent.

(c) [Reserved.]

(d) [Reserved.]

(e) [Reserved.]

(f) [Reserved.]

(g) [Reserved.]

(h) Any payment of principal, interest, fees or other amounts received by the Administrative Agent hereunder for the account of such Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Bank pursuant to Section 11.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Event of Default or Unmatured Event of Default exists), to the funding of any Advance in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Bank’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; fifth, so long as no Event of Default or Unmatured Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; and sixth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that (x) if such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Bank has not fully funded its proportionate share, and (y) such Advances were made at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of all non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Bank until such time as all Advances are held by the Banks pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto.

(i) In the event that the Administrative Agent and the Borrower agree that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then on such date such Bank shall purchase at par such of the Advances of the other Banks as the Administrative Agent shall determine may be necessary in order for such Bank to hold such Advances in accordance with its Applicable Percentage.

(j) The Borrower may terminate the unused amount of the Commitment of any Bank that is a Defaulting Bank upon not less than three Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Banks thereof); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Bank may have against such Defaulting Bank.

ARTICLE VI.

CONDITIONS PRECEDENT

SECTION 6.01. Conditions Precedent to Effectiveness of Agreement. The effectiveness of this Agreement is subject to satisfaction or waiver in accordance with Section 11.01 of the following conditions:

(a) The Administrative Agent’s receipt of this Agreement, properly executed by a Responsible Officer of the Borrower, dated the Effective Date.

(b) The Administrative Agent shall have received Notes executed by the Borrower in favor of each Bank that has, at least two Business Days prior to the Effective Date, requested Notes.

(c) A certificate of the corporate secretary or assistant corporate secretary certifying the resolutions of the Board of Directors of the Borrower approving this Agreement and any Notes, and of all documents evidencing other necessary corporate action with respect to this Agreement and any Notes.

(d) A certificate of the corporate secretary or an assistant corporate secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and any Notes and the other documents or certificates to be delivered pursuant to this Agreement.

(e) Such documents and certifications, dated as of a recent date before the Effective Date, as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing and in good standing, in its jurisdiction of organization.

(f) A customary opinion of counsel to the Borrower in form and substance reasonably satisfactory to the Administrative Agent.

(g) Each requesting bank shall have received, at least three business days prior to the Effective Date, all documentation and information as is reasonably requested in writing by such Bank, at least 10 business days prior to the Effective Date, about the Borrower in connection with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation the Act. If the Borrower qualifies as a “legal entity” customer under the Beneficial Ownership Regulation, the Borrower shall have delivered to each requesting Bank at least three business days prior to the Effective Date (to the extent requested by such Bank at least ten business days prior to the Effective Date) a Beneficial Ownership Certification in relation to the Borrower.

(h) All fees and reimbursement of expenses invoiced no later than two business days prior to the Effective Date related to the Transactions payable to the Arrangers, the Administrative Agent or the Banks shall have been paid to the extent due.

Without limiting the generality of the provisions of the Section 10.02, for purposes of determining compliance with the conditions specified in this Section 6.01, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Administrative Agent shall have received notice from such Bank prior to the proposed Effective Date specifying its objection thereto. The Administrative Agent shall give the Borrower and the Banks notice of occurrence of the Effective Date. The giving of such notice by the Administrative Agent shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Bank that each of the conditions precedent set forth in this Section 6.01 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

SECTION 6.02. Conditions Precedent to Closing Date. The obligation of each Bank to honor a request for an Advance on the Closing Date shall be subject to the satisfaction or waiver in accordance with Section 11.01 of the following conditions precedent:

(a) Prior to or substantially concurrently with the Closing Date, the Acquisition shall have been consummated, without giving effect to any amendments, modifications, supplements or waivers by the Borrower or Merger Sub (or any of their respective affiliates) thereto or consents by the Borrower or Merger Sub (or any of their respective affiliates) thereunder, in each case, that are materially adverse to the interests of the Banks or the Arrangers, in their capacities as such without each Arranger’s prior written consent (not to be unreasonably withheld, conditioned or delayed) (it being understood and agreed that, without prejudice to any of the other conditions set forth in this Section 6.02, (a) any change in the definition of “Material Adverse Effect” in the Merger Agreement shall be deemed to be materially adverse to the Banks and the Arrangers, in their capacities as such, unless the Arrangers shall have provided their written consent thereto (such consent not to be unreasonably withheld, conditioned or delayed) and (b) any modification, amendment or express waiver or consents by the Borrower or Merger Sub (or any of their respective affiliates) that results in (i) an increase to the purchase price shall be deemed not to be materially adverse to the interests of the Banks or the Arrangers, in their capacities as such, so long as such increase is not funded with proceeds of indebtedness or (ii) a decrease to the purchase price of not more than 10% shall be deemed not to be materially adverse to the Arrangers and the Banks.

(b) Since the date of the Merger Agreement, there shall not have occurred a Material Adverse Effect (as defined in the Merger Agreement), except that none of the matters set forth on Section 8.2(c) of the Company Disclosure Schedule (as defined in the Merger Agreement) shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred for purposes of the Advances under this Agreement.

(c) All costs, fees, expenses (including, without limitation, legal fees and expenses) to the extent invoiced at least two business days prior to the Closing Date related to the Transactions payable to the Arrangers, the Administrative Agents or the Banks shall have been paid on or prior to the Closing Date, in each case, to the extent due.

(d) [reserved].

(e) The Arrangers shall have received at least three business days prior to the Closing Date all documentation and information as is reasonably requested in writing by the Administrative Agent, at least 10 business days prior to the Closing Date, about the Borrower required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation the Act. If the Borrower qualifies as a “legal entity” customer under the Beneficial Ownership Regulation, the Borrower shall have delivered to each requesting Bank at least three business days prior to the Closing Date (to the extent request by such Bank at least ten business days prior to the Closing Date) a Beneficial Ownership Certification in relation to the Borrower.

(f) The Specified Representations and the Acquisition Transaction Representations shall be true and correct in all material respects on and as of the Closing Date (although any Specified Representation or Acquisition Transaction Representation which expressly relates to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be).

(g) The Borrower shall have caused to be delivered customary legal opinions from counsel of the Borrower, customary charter documents of the Borrower, customary certificates of the Borrower, customary officer’s certificates from the Borrower with respect to incumbency and satisfaction of closing conditions, customary evidence of authority and a customary borrowing notice from the Borrower.

Without limiting the generality of the provisions of Section 10.02, for purposes of determining compliance with the conditions specified in this Section 6.02, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Administrative Agent shall have received notice from such Bank prior to the Closing Date specifying its objection thereto. Without limiting the Banks’ rights and remedies under Article IX hereunder, the making of the Advances shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Bank that each of the conditions precedent set forth in this Section 6.02 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

ARTICLE VII.

REPRESENTATIONS AND WARRANTIES

SECTION 7.01. Representations and Warranties of the Borrower. The Borrower represents and warrants on (a) the Effective Date and (b) the Closing Date as follows:

(a) Corporate Existence and Standing. The Borrower and each Material Subsidiary is duly organized, validly existing and, to the extent such concept is relevant, in good standing under the laws of its jurisdiction of organization and has all requisite authority to conduct its business in each jurisdiction in which the failure so to qualify would have a material adverse effect on the financial condition or operations of the Borrower and its Consolidated Subsidiaries (taken as a whole).

(b) Authorization; No Violation. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter or by-laws or (ii) any law or any contractual restriction binding on or affecting the Borrower, except in the case of this clause (ii) where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the financial condition or operations of the Borrower and its Consolidated Subsidiaries (taken as a whole).

(c) Governmental Consents. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement or any Note.

(d) Validity. This Agreement is, and any Notes when delivered will be, the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e) Litigation. Except as disclosed by the Borrower in its SEC filings prior to the date hereof (which, for the avoidance of doubt shall include the Specified Matters), there is no pending or, to the knowledge of the Borrower, threatened in writing action or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, (i) which has a reasonable probability of being adversely determined and if adversely determined would reasonably be expected to have a material adverse effect on the financial condition or operations of the Borrower and its Consolidated Subsidiaries (taken as a whole) or (ii) which if adversely determined would reasonably be expected to affect the legality, validity or enforceability of this Agreement or any Note to be delivered by the Borrower.

(f) Financial Statements; No Material Adverse Change. Except as disclosed by the Borrower in its SEC filings prior to the date hereof (which, for the avoidance of doubt shall include the Specified Matters), the Consolidated balance sheet at December 31, 2020, and the related Consolidated statements of income, cash flows and shareholder’s equity and comprehensive income for the period then ended of the Borrower and its Consolidated Subsidiaries filed by the Borrower with the SEC present fairly in all material respects the financial condition of the Borrower and its Consolidated Subsidiaries at December 31, 2020, and the results of the operations and cash flows of the Borrower and its Consolidated Subsidiaries for the year then ended, in conformity with GAAP applied on a basis consistent with that of the preceding year. Except as disclosed by the Borrower in its SEC filings prior to the date hereof (which, for the avoidance of doubt shall include the Specified Matters), the Consolidated balance sheet at March 31, 2021 and June 30, 2021 and in each case the related Consolidated statements of income and cash flows for the quarter then ended of the Borrower and its Consolidated Subsidiaries filed by the Borrower with the SEC present fairly in all material respects the financial condition of the Borrower and its Consolidated Subsidiaries at March 31, 2021 and June 30, 2021 and in each case the results of the operations and cash flows of the Borrower and its Consolidated Subsidiaries for the quarter then ended, in conformity with GAAP consistently applied, subject to the absence of footnotes and year-end audit adjustments. Since December 31, 2020, except as disclosed in filings with the SEC prior to the date hereof (which for the avoidance of doubt shall include the Specified Matters), there has been no material adverse change in such financial condition or operations.

(g) Investment Company Act. The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(h) Regulation U. Neither the Borrower nor any of its Subsidiaries is engaged as a substantial part of its activities in the business of purchasing or carrying Margin Stock. The value of the Margin Stock owned directly or indirectly by the Borrower or any Subsidiary which is subject to any arrangement (as such term is used in Section 221.2(g) of Regulation U issued by the Board) hereunder is less than an amount equal to twenty-five percent (25%) of the value of all assets of the Borrower and/or such Subsidiary subject to such arrangement.

(i) Environmental Matters. The operations of the Borrower and each Material Subsidiary comply in all material respects with all Environmental Laws, the noncompliance with which would materially adversely affect the financial condition or operations of the Borrower and its Consolidated Subsidiaries (taken as a whole).

(j) Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person, except to the extent the Borrower or such Subsidiary is licensed by the appropriate Sanctions-administering authority to engage in the applicable transaction with such Sanctioned Person or is otherwise permitted to do so by U.S. law. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

(k) EEA Financial Institutions. The Borrower is not an Affected Financial Institution.

ARTICLE VIII.

COVENANTS

SECTION 8.01. Affirmative Covenants of the Borrower. So long as any Advance shall remain unpaid or any Bank shall have any Commitment, the Borrower will:

(a) Payment of Taxes. Pay and discharge, and cause each Material Subsidiary to pay and discharge, before the same shall become delinquent, (i) all Taxes, assessments and governmental charges or levies imposed upon it or upon its income, profit or property, and (ii) all lawful claims which, if unpaid, might by law become a lien upon its property; provided, however, that neither the Borrower nor any Material Subsidiary shall be required to pay or discharge any such tax, assessment, charge or claim (A) which is being contested in good faith and by proper proceedings and with respect to which the Borrower shall have established appropriate reserves in accordance with GAAP or (B) if the non-payment thereof is not materially adverse to the financial condition or operations of the Borrower and its Consolidated Subsidiaries (taken as a whole).

(b) Maintenance of Insurance. Maintain, and cause each Material Subsidiary to maintain (after giving effect to any self-insurance), insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by (or, as applicable, self-insure in a manner and to an extent not inconsistent with conventions observed by) companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Material Subsidiary operates, except in each case where failure to not maintain would not materially adversely affect the financial condition or operations of the Borrower and its Consolidated Subsidiaries (taken as a whole).

(c) Preservation of Corporate Existence, Etc. Preserve and maintain its organizational existence, rights, and franchises, except as otherwise permitted by Section 8.02(b); provided, however, that the Borrower shall not be required to preserve any right or franchise if the Board of Directors of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of business of the Borrower and that the loss thereof is not materially adverse to the financial condition or operations of the Borrower and its Consolidated Subsidiaries (taken as a whole).

(d) Compliance with Laws, Etc. Comply, and cause each Material Subsidiary to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, all Environmental Laws), noncompliance with which would materially adversely affect the financial condition or operations of the Borrower and its Consolidated Subsidiaries (taken as a whole), it being acknowledged that any non-compliance by the Borrower or any Material Subsidiary with the requirements of applicable laws, rules, regulations and orders of Governmental Authorities (if any) arising directly out of, or directly relating to, the Specified Matters and occurring prior to the date hereof shall not be deemed to materially adversely affect the financial condition or operations of the Borrower and its Consolidated Subsidiaries (taken as a whole).

(e) Keeping of Books. Except as disclosed by the Borrower in its SEC filings prior to the date hereof (which, for the avoidance of doubt shall include the Specified Matters), keep, and cause each Material Subsidiary to keep, proper books of record and account in a manner to allow financial statements to be prepared in accordance with GAAP consistently applied in respect of all material financial transactions and matters involving the assets and business of the Borrower and each Material Subsidiary (other than foreign Subsidiaries, which may keep such books of record and account in accordance with the applicable accounting standards in such Subsidiary’s jurisdiction of formation).

(f) Reporting Requirements. Furnish to the Administrative Agent:

(i) As soon as available and in any event within the earlier of (A) five (5) days after the time period specified by the SEC under the Exchange Act for quarterly reporting (or five (5) days thereafter if the Borrower timely files a Form 12b-25 (or any successor form)) or (B) fifty-five (55) days after the end of each of the first three (3) quarters of each fiscal year of the Borrower, a Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and a Consolidated statement of income and cash flows (or Consolidated statement of changes in financial position, as the case may be) of the Borrower and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Borrower (it being understood that the certification provided by the chief financial officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 is acceptable for this purpose); provided, however, that at any time the Borrower shall be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, delivery within the time period specified above of copies of the quarterly balance sheets and statements on Form 10-Q of the Borrower and its Consolidated Subsidiaries for such quarterly period as filed with the SEC shall be deemed to satisfy the requirements of this clause (i);

(ii) As soon as available and in any event within the earlier of (A) five (5) days after the time period specified by the SEC under the Exchange Act for annual reporting (or fifteen (15) days thereafter if the Borrower timely files a Form 12b-25 (or any successor form)) or (B) one hundred (100) days (or, with respect to the fiscal year ending December 31, 2021, one hundred and twenty (120) days) after the end of each fiscal year of the Borrower, a Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such year and a Consolidated statement of income, cash flows and shareholder’s equity and comprehensive income of the Borrower and its Consolidated Subsidiaries for such fiscal year and accompanied by a report of PricewaterhouseCoopers LLP, or other independent public accountants of nationally recognized standing, on the results of their examination of the Consolidated annual financial statements of the Borrower and its Consolidated Subsidiaries, which report shall be unqualified as to a “going concern” or like qualification or exception or as to the scope of such audit or shall be otherwise reasonably acceptable to the Majority Banks; provided, further, that at any time the Borrower shall be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, delivery within the time period specified above of copies of the annual balance sheets and statements on Form 10-K of the Borrower and its Consolidated Subsidiaries for such annual period as filed with the SEC shall be deemed to satisfy the requirements of this clause (ii);

(iii) Promptly after the sending or filing thereof, copies of all reports which the Borrower files with the SEC under the Exchange Act; provided, that such quarterly and annual financial statements and reports filed with the SEC required pursuant to clauses (i), (ii) and (iii) above shall be deemed delivered to the Administrative Agent on the earlier of the date such statements or reports are available at (i) www.sec.gov and (ii) the Borrower’s website at www.baxter.com;

(iv) Together with the financial statements required pursuant to clauses (i) and (ii) above, a certificate signed by the chief financial officer of the Borrower (A) stating that no Event of Default or Unmatured Event of Default exists or, if any does exist, stating the nature and status thereof and describing the action the Borrower proposes to take with respect thereto, and (B) demonstrating, in reasonable detail, the calculations used by such officer to determine compliance with the financial covenant contained in Section 8.02(c);

(v) As soon as possible, and in any event within five (5) Business Days after the Borrower shall become aware of the occurrence of each Event of Default or Unmatured Event of Default, which Event of Default or event is continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Event of Default or event and the action which the Borrower proposes to take with respect thereto; and

(vi) (x) Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Bank for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation and (y) promptly following any change in the information provided in the Beneficial Ownership Certification delivered to any Bank (if any) that would result in a change to the list of beneficial owners identified in such certification, written notice of such change.

(g) Use of Proceeds. Use the proceeds of Borrowings made under this Agreement to fund, in part, the Transactions and pay fees and expenses related to the Transactions, in each case, not in violation of any Regulation of the Board (including Regulation U and X of the Board (the “Margin Regulations”)). From and after the Closing Date, neither the Borrower nor any of its Subsidiaries shall directly, or to the Borrower’s knowledge, indirectly, use the proceeds of any Advance (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) to fund any activities of or any business with any individual or entity, or in any Sanctioned Country, that, at the time of such funding, is the subject or target of Sanctions in each case of this clause (b) except to the extent permissible for an individual or entity required to comply with Sanctions or (c) in any other manner that will result in a violation of Sanctions applicable to any party hereto.

(h) Anti-Corruption Policies, Etc. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 8.02. Negative Covenants of the Borrower. So long as any Advance shall remain unpaid or any Bank shall have any Commitment, the Borrower will not:

(a) Liens, Etc. Create, assume or incur, or permit any of its Material Subsidiaries to create, assume or incur, any Security Interest, in each case to secure Debt or any other obligation or liability, other than:

(i) Any Security Interest to secure Debt or any other obligation or liability of any Material Subsidiary to the Borrower or any other Subsidiary of the Borrower.

(ii) Mechanics’, materialmen’s, carriers’ or other like liens arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not due or which are being contested in good faith and for which reserves have been established to the extent required by GAAP.

(iii) Any Security Interest arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation which is required by law or governmental regulation as a condition to the transaction of any business, or the exercise of any privilege, franchise or license.

(iv) Security Interests for taxes, assessments or governmental charges or levies not yet delinquent or Security Interests for taxes, assessments or governmental charges or levies already delinquent but the validity of which is being contested in good faith and for which reserves have been established to the extent required by GAAP.

(v) Security Interests (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and, in the case of judgment liens, the related judgment does not constitute an Event of Default under Section 9.01(g).

(vi) Landlords’ liens on fixtures located on premises leased by the Borrower or one of its Material Subsidiaries in the ordinary course of business.

(vii) Security Interests arising in connection with contracts and subcontracts with or made at the request of the United States of America, any state, territory or possession of the United States of America, any political subdivision of any of the foregoing or the District of Columbia (each a “Governmental Entity”), or any department, agency or instrumentality of such Governmental Entity for obligations not yet delinquent.

(viii) Any Security Interest arising by reason of deposits to qualify the Borrower or a Subsidiary to conduct business, to maintain self-insurance, or to obtain the benefit of, or comply with, laws.

(ix) Any purchase money Security Interest claimed by sellers of goods on ordinary trade terms.

(x) The extension of any Security Interest existing as of the date hereof to additions, extensions, or improvements to the property subject to the Security Interest which does not arise as a result of borrowing money or the securing of Debt or other obligation or liability created, assumed or incurred after such date.

(xi) Security Interests on (i) property of a corporation or firm existing at the time such corporation or firm is merged or consolidated with the Borrower or any Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or a firm as an entirety (or the properties of a corporation or firm comprising a product line or line of business, as an entirety) or substantially as an entirety to the Borrower or a Subsidiary; or (ii) property comprising machinery, equipment or real property acquired by the Borrower or any of its Subsidiaries, which Security Interests shall have existed at the time of such acquisition and secure obligations assumed by the Borrower or such Subsidiary in connection with such acquisition; provided that the Security Interests of the type described in this clause (xi) shall not attach to or affect property owned by the Borrower or such Subsidiary prior to the event referred to in this clause (xi).

(xii) Security Interests arising in connection with the sale, assignment or other transfer by the Borrower or any Material Subsidiary of accounts receivable, lease receivables or other payment obligations (together with rights and assets related thereto, any of the foregoing being a “Receivable”) owing to the Borrower or any Subsidiary or any interest in any of the foregoing (together in each case with any collections and other proceeds thereof and any collateral, guaranties or other property or claims in favor of the Borrower or such Subsidiary supporting or securing payment by the obligor thereon of any such Receivables), in each case whether such sale, assignment or other transfer constitutes a “true sale” or a secured financing for accounting, tax or any other purpose; provided that either (i) such sale, assignment or other transfer shall have been made as part of a sale of the business out of which the applicable Receivables arose, (ii) such sale, assignment or other transfer is made in the ordinary course of business and is for the purpose of collection only, (iii) such sale, assignment or other transfer is made in connection with an agreement on the part of the assignee thereof to render performance under the contract that has given rise to such Receivable, or (iv) in all other cases, the aggregate outstanding principal amount of the investment or claim held by purchasers, assignees or other transferees of (or of interests in) such Receivables (as determined by the Borrower using any reasonable methods as of the time any such investment is made or claim is incurred) shall not exceed an amount equal to ten percent (10%) of the Consolidated total assets of the Borrower and its Consolidated Subsidiaries at such time.

(xiii) Security Interests securing non-recourse obligations in connection with leveraged or single-investor lease transactions.

(xiv) Security Interests securing the performance of any contract or undertaking made in the ordinary course of business (as such business is currently conducted) other than for the borrowing of money.

(xv) Any Security Interest granted by the Borrower or any Material Subsidiary of the Borrower; provided that (i) the property which is subject to such Security Interest is a parcel of real property, a manufacturing plant, manufacturing equipment, a warehouse, or an office building (and any assets related to the property) hereafter acquired, constructed, developed or improved by the Borrower or such Material Subsidiary, and (ii) such Security Interest is created prior to or contemporaneously with, or within 180 days after (x) in the case of acquisition of such property, the completion of such acquisition and (y) in the case of the construction, development or improvement of such property, the later to occur of the completion of such construction, development or improvement or the commencement of operations, use or commercial production (exclusive of test and start-up periods) of such property, and such Security Interest secures or provides for the payment of all or any part of the acquisition cost of such property or the cost of construction, development or improvement thereof, as the case may be.

(xvi) Any conditional sales agreement or other title retention agreement with respect to property acquired by the Borrower or any Material Subsidiary.

(xvii) Any Security Interest that secures an obligation owed to any Governmental Entity in connection with a bond or other obligation issued by a Governmental Entity to finance the construction or acquisition by the Borrower or any Material Subsidiary of any manufacturing plant, warehouse, office building or parcel of real property (including fixtures).

(xviii) Any Security Interest in deposits or cash equivalent investments pledged with a financial institution for the sole purpose of implementing a hedging or financing arrangement commonly known as a “back-to-back” loan arrangement, provided in each case that neither the assets subject to such Security Interest nor the Debt incurred in connection therewith are reflected on the Consolidated balance sheet of the Borrower.

(xix) Security Interests of financial institutions as collecting banks or with respect to deposit or securities accounts held at such financial institutions, in each case in the ordinary course of business.

(xx) Any extension, renewal or refunding (or successive extensions, renewals or refundings) in whole or in part of any Debt or any other obligation or liability secured by any Security Interest referred to in the foregoing clauses (i) through (xix), provided that the principal amount of Debt or any other obligation or liability secured by such Security Interest shall not exceed the principal amount outstanding immediately prior to such extension, renewal or refunding, and that the Security Interest securing such Debt or other obligation or liability shall be limited to the property which, immediately prior to such extension, renewal or refunding secured such Debt or other obligation or liability and additions to such property.

(xxi) All Security Interests existing as of December 20, 2019.

Notwithstanding the foregoing provisions of this Section 8.02(a) (but without limiting or affecting the provisions of Section 8.02(c)), the Borrower and its Material Subsidiaries may, at any time, issue, incur, assume and guarantee Secured Debt (in addition to Secured Debt permitted to be secured under the foregoing clauses (i) through (xxi)), provided that the aggregate amount of such Secured Debt, together with the aggregate amount of all other Secured Debt (not including Secured Debt permitted to be secured under the foregoing clauses (i) through (xxi)) of the Borrower and its Material Subsidiaries which is issued, incurred, assumed or guaranteed after December 20, 2019 does not at such time exceed 12.5% of Consolidated Net Tangible Assets at the time such Debt is issued, incurred, assumed or guaranteed.

(b) Merger, Etc.

(i) Merge or consolidate with or into, or Transfer Assets to, any Person, except that the Borrower may (A) merge or consolidate with any corporation, including any Subsidiary, which is a U.S. Corporation and (B) Transfer Assets to any Subsidiary which is a U.S. Corporation; provided, in each case described in clause (A) and (B) above, that (x) immediately after giving effect to such transaction, no event shall have occurred and be continuing which constitutes an Event of Default or Unmatured Event of Default and (y) in the case of any merger or consolidation to which the Borrower shall be a party, the survivor of such merger or consolidation shall be the Borrower.

(ii) Permit any Material Subsidiary to merge, amalgamate or consolidate with or into, or Transfer Assets to, any Person unless, immediately after giving effect to such transaction, no event shall have occurred and be continuing which constitutes an Event of Default or Unmatured Event of Default.

For purposes of this Section 8.02(b): “Transfer Assets” means, when referring to the Borrower, the conveyance, transfer, lease or other disposition (whether in one transaction or in a series of transactions) of all or substantially all of the assets of the Borrower and its Subsidiaries considered as a whole and means, when referring to a Material Subsidiary, the conveyance, transfer, lease or other disposition (whether in one transaction or in a series of transactions) of all or substantially all of the assets of such Material Subsidiary and its Subsidiaries taken as a whole; and “U.S. Corporation” means a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia.

(c) Net Leverage Ratio. As of the last day of any fiscal quarter (commencing with the last day of the first full fiscal quarter following the Closing Date), permit the Net Leverage Ratio on a pro forma basis to be greater than (i) from and after the last day of the first full fiscal quarter following the Closing Date to the Test Period ending on the last day of the first full fiscal quarter after the first anniversary of the Closing Date, 5.00 to 1.00, (ii) from and after Test Period ending on the last day of the first full fiscal quarter after the first anniversary of the Closing Date to the Test Period ending on the last day of the first full fiscal quarter after the second anniversary of the Closing Date, 4.25 to 1.00, and (iii) thereafter, 3.75 to 1.00; provided, however, that following the first full fiscal quarter ended after the second anniversary of the Closing Date, the ratio in clause (c)(iii) shall be increased to 4.50 to 1.00 for the four fiscal quarter ends immediately following the consummation of any Material Acquisition.

ARTICLE IX.

EVENTS OF DEFAULT

SECTION 9.01. Events of Default. If any of the following events (each, an “Event of Default,” and, collectively, “Events of Default”) shall occur and be continuing:

(a) The Borrower shall fail to (i) pay any installment of interest on any Advance or any Ticking Fee payable under Section 5.04(a), in each case when due and such default continues for five (5) Business Days, or (ii) pay any amount of principal of any Advance when due; or

(b) Any representation or warranty made or deemed made by the Borrower (or any of its officers) in connection with this Agreement or any Advance shall prove to have been incorrect in any material respect (or, if any such representation or warranty is qualified by materiality or material adverse effect, in any respect) when made or deemed made and such incorrect representation or warranty, if capable of being cured, remains so incorrect for thirty (30) days after receipt by the Borrower of written notice thereof by the Administrative Agent or the Majority Banks; or

(c) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 8.02(a) or Section 8.02(b) of this Agreement on its part to be performed or observed and such failure shall remain unremedied on the earlier to occur of (i) or (ii): (i) the date thirty (30) days after the Borrower shall have become aware of such failure or (ii) the date that financial statements of the Borrower shall be available from which it may be reasonably ascertained that such failure to perform or observe such term, covenant or agreement shall have occurred. For purposes of clause (ii) above, the date that any financial statements shall be deemed available shall be the date on which the Borrower shall file (or, if earlier, the date the Borrower shall have been required to file) such financial statements with the SEC as part of any report required to be filed pursuant to the Exchange Act; or

(d) The Borrower shall (i) fail to perform or observe, or shall breach, any other term, covenant or agreement contained in this Agreement on its part to be performed or observed (other than those failures or breaches referred to in subsections (a), (b), (c), (d)(ii) or (d)(iii) of this Section 9.01) and any such failure or breach shall remain unremedied for thirty (30) days after written notice thereof has been given to the Borrower by the Administrative Agent at the request of any Bank; (ii) fail to perform or observe Section 8.02(c) or the final sentence of Section 8.01(g); or (iii) fail to perform or observe Section 8.01(f)(v) and such failure shall remain unremedied for fifteen (15) days after the occurrence thereof; or

(e) (x) The Borrower or any Material Subsidiary shall fail to pay any amount of principal of, interest on or premium with respect to, any Debt (other than that evidenced by this Agreement and the 2024 Target Debentures) of the Borrower or such Subsidiary when due (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise) which Debt is outstanding under one or more instruments or agreements in an aggregate principal amount not less than $250,000,000 and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (y) any Debt (other than that evidenced by the 2024 Target Debentures) in an aggregate principal amount not less than $250,000,000 shall become due prior to its scheduled maturity or shall be declared to be due and payable, or required to be prepaid (other than by a scheduled prepayment), prior to the stated maturity thereof, provided that this clause (y) shall not apply to any of the following: (1) secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt or a casualty or similar event, (2) any change of control offer made within 60 days after an acquisition with respect to, and effectuated pursuant to, Debt of an acquired business, (3) any default under Debt of an acquired business if such default is cured, or such Debt is repaid, within 60 days after the acquisition of such business so long as no other creditor accelerates or commences any kind of enforcement action in respect of such Debt, (4) mandatory prepayment requirements arising from the receipt of net cash proceeds from debt, dispositions (including casualty losses, governmental takings and other involuntary dispositions), equity issuances or excess cash flow, in each case pursuant to Debt of an acquired business, (5) prepayments required by the terms of Debt as a result of customary provisions in respect of illegality, replacement of lenders and gross-up provisions for Taxes, increased costs, capital adequacy and other similar customary requirements, (6) any voluntary prepayment, redemption or other satisfaction of Debt that becomes mandatory in accordance with the terms of such Debt solely as the result of the Borrower or any Material Subsidiary delivering a prepayment, redemption or similar notice with respect to such prepayment, redemption or other satisfaction and (7) any special mandatory redemption or similar provision; or

(f) The Borrower or any Material Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or such Material Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debt under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or the Borrower or any such Material Subsidiary shall take corporate action to authorize any of the actions set forth above in this subsection (f); provided that, in the case of any such proceeding filed or commenced against the Borrower or any Material Subsidiary, such event shall not constitute an “Event of Default” hereunder unless either (i) the same shall have remained undismissed or unstayed for a period of sixty (60) days, (ii) an order for relief shall have been entered against the Borrower or such Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect or (iii) the Borrower or such Material Subsidiary shall have taken corporate action consenting to, approving or acquiescing in the commencement or maintenance of such proceeding; or

(g) Any judgment or order for the payment of money shall be rendered against the Borrower or any Material Subsidiary and (i) there shall be any period of sixty (60) consecutive days, in the case of a judgment or order rendered or entered by a court during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect, and (ii) the amount of such judgment or order, when aggregated with the amount of all other such judgments and orders described in this subsection (g), shall exceed $250,000,000 (exclusive of the amount thereof covered by insurance, provided that the insurance carrier has acknowledged coverage); provided that the rendering of any such judgment or order shall not constitute an Unmatured Event of Default; or

(h) Either (i) the PBGC shall institute proceedings under Section 4042 of ERISA to terminate any Plan and such Plan shall have an Unfunded Liability in an amount in excess of $250,000,000 at such time or (ii) withdrawal liability shall be assessed against the Borrower or any Material Subsidiary in connection with any Multiemployer Plan (whether under Section 4203 or Section 4205 of ERISA) and such withdrawal liability shall be an amount in excess of $250,000,000; or

(i) A Change of Control shall occur;

then, in any such event but subject to the next sentence, the Administrative Agent may with the consent of the Majority Banks, and shall at the request of the Majority Banks, subject to Section 9.02, by notice to the Borrower, (i) declare the obligation of each Bank to make Advances hereunder to be terminated, whereupon the same shall forthwith terminate and (ii) declare the entire unpaid principal amount of the Advances, all interest accrued and unpaid thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.. In the event of the occurrence of an Event of Default under Section 9.01(f), (A) the obligation of each Bank to make Advances hereunder shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 9.02. Certain Funds Provision. Notwithstanding anything to the contrary herein or in any Loan Document, during the Availability Period, and notwithstanding (i) that any representation or warranty made on the Effective Date or the Closing Date (excluding for the avoidance of doubt, the Specified Representations and/or Acquisition Transaction Representations made on the Closing Date) was incorrect, (ii) any failure by the Borrower to comply with the affirmative covenants, negative covenants, financial covenant or any other obligation under this Agreement, related notes (including the Notes), related fee letters or any other Loan Document, (iii) any provision to the contrary in this Agreement or in any Loan Document or otherwise or (iv) that any condition to the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Bank shall be entitled to (1) cancel any of its Commitments (except as set forth in Section 5.05(c)), (2) rescind, terminate or cancel this Agreement or any Loan Document or exercise any right or remedy or make or enforce any claim under this Agreement, related notes (including the Notes), related fee letters or any Loan Document or otherwise it may have to the extent to do so would prevent, limit or delay the making of its Advances hereunder, (3) refuse to participate in making its Advance hereunder or (4) exercise any right of set-off or counterclaim in respect of its Advance hereunder to the extent to do so would prevent, limit or delay the making of its Advance; provided in each case that the applicable conditions to the making of such loans precedent set forth in Section 6.02 have been satisfied or waived on or prior to the Closing Date; provided, further, that with respect to items (1) through (4) above, the foregoing shall not apply if an Event of Default pursuant to Section 9.01(f) with respect to the Borrower has occurred and is continuing under this Agreement. For the avoidance of doubt, immediately after the expiration of the Availability Period, all of the rights, remedies and entitlements of the Administrative Agent and the Banks shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

ARTICLE X.

THE ADMINISTRATIVE AGENT

SECTION 10.01. Authorization and Action. Each Bank hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks and such instructions shall be binding upon all Banks and all holders of Notes. The Administrative Agent shall not be required to take any action which exposes it to personal liability or which is contrary to this Agreement or applicable law and shall not be subject to any fiduciary duties.

SECTION 10.02. Duties and Obligations. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, (i) the Administrative Agent may treat the payee of any Note as the holder thereof unless and until the Administrative Agent receives written notice of the assignment thereof signed by such payee and the Administrative Agent receives the written agreement of the assignee that such assignee is bound hereby as it would have been if it had been an original Bank party hereto, in each case in form satisfactory to the Administrative Agent, (ii) the Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, and (iii) the Administrative Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by electronic mail or facsimile) believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty of the Borrower made or deemed to be made hereunder. Further, the Administrative Agent (A) makes no warranty or representation to any Bank and shall not be responsible to any Bank for the accuracy or completeness of any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement, (B) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower, and (C) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of Borrower to perform its obligations hereunder or thereunder.

SECTION 10.03. Administrative Agent and Affiliates. With respect to its Commitment, the Advances made by it and the Notes issued to it, the Administrative Agent, in its separate capacity as a Bank, shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Administrative Agent; and the term “Bank” or “Banks” shall, unless otherwise expressly indicated, include the Administrative Agent in its separate capacity as a Bank. The Administrative Agent, in its separate capacity as a Bank, and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of and generally engage in any kind of business with, the Borrower, any Subsidiary and any Person which may do business with or own securities of the Borrower or any Subsidiary, all as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.

SECTION 10.04. Bank Credit Decision. Each Bank agrees that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower. Accordingly, each Bank confirms to the Administrative Agent that such Bank has not relied, and will not hereafter rely, on the Administrative Agent, or any other Bank, (i) to check or inquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower under or in connection with this Agreement or the transactions herein contemplated (whether or not such information has been or is hereafter distributed to such Bank by the Administrative Agent), (ii) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or (iii) in entering into this Agreement or in making its own credit decisions with respect to the taking or not taking of any action under this Agreement.

SECTION 10.05. Indemnification. The Banks agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower) ratably according to the respective principal amounts of the Commitments then held by each of them (or if the Commitments have at the time been terminated, ratably according to the amounts of their Advances then outstanding), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Bank agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification or amendment of this Agreement or preservation of any rights of the Administrative Agent or the Banks under, or the enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

SECTION 10.06. Sub-Agents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs and other provisions of this Article X shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.

SECTION 10.07. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Borrower. Upon any such resignation of the Administrative Agent, the Majority Banks shall have the right to appoint a successor Administrative Agent to assume the position as Administrative Agent of the retiring Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be either a Bank hereunder or a commercial bank organized or licensed under the laws of the United States or of any state thereof and having a combined capital and surplus of at least $500,000,000. The Borrower shall have the right to approve any successor Administrative Agent, which approval shall not be unreasonably withheld (in all such cases the Borrower shall be entitled to take into account its past and then existing commercial banking relationships, among other things); provided that if an Event of Default shall have occurred, such right of the Borrower to approve the successor Administrative Agent shall be suspended during the continuance of such Event of Default. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

SECTION 10.08. Syndication Agent and Co-Lead Arrangers. None of the Banks identified on the cover page or signature pages of this Agreement as a “Syndication Agent” or a “Co-Lead Arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks identified as Syndication Agent or Co-Lead Arrangers in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto.

SECTION 10.09. Posting of Communications.

(a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Bank that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY CO-LEAD ARRANGER, ANY SYNDICATION AGENT, OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY BANK, OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY A FINAL AND NON-APPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH APPLICABLE PARTY; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL ANY APPLICABLE PARTY HAVE ANY LIABILITY TO THE BORROWER, ANY BANK, OR ANY OTHER PERSON FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES).

(d) Each Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Bank for purposes of the Loan Documents. Each Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent or any Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 10.10. Certain ERISA Matters.

(a) Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent, and the Co-Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Bank is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Advances, or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,

(iii) (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Bank.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or such Bank has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent, and the Co-Lead Arrangers, the Syndication Agent or any of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, or the Co-Lead Arrangers, the Syndication Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Bank (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c) The Administrative Agent and each Co-Lead Arranger and Syndication Agent hereby informs the Banks that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Advances, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Advances or the Commitments for an amount less than the amount being paid for an interest in the Advances or the Commitments by such Bank or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, ticking fees, commitment fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 10.11. Acknowledgements of Banks

(a) Each Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Bank agrees not to assert a claim in contravention of the foregoing), (iii) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

(b) Each Bank, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Acceptance or any other Loan Document pursuant to which it shall become a Bank hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Bank on the Effective Date.

(c) (i) Each Bank hereby agrees that (x) if the Administrative Agent notifies such Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Bank (whether or not known to such Bank), and demands the return of such Payment (or a portion thereof), such Bank shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Bank under this Section 10.11(c) shall be conclusive, absent manifest error.

(ii) Each Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided, that this Section 10.11 shall not create any additional Obligations of the Borrower under the Loan Documents or otherwise increase or alter such obligations; provided, further, that neither clauses (x) nor (y) above shall apply with respect to any payment of principal or interest made by the Borrower to the Administrative Agent or any other Bank on account of the Obligations that subsequently results in an erroneous Payment.

(iv) Each party’s obligations under this Section 10.11(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

ARTICLE XI.

MISCELLANEOUS

SECTION 11.01. Amendments, Etc.

(a) Subject to the further terms of this Section 11.01, other than as set forth in Section 2.04, no amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) waive any of the conditions specified in Section 6.01 or Section 6.02, (b) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Banks, which shall be required for the Banks or any of them to take any action hereunder, or amend the definition herein of “Majority Banks,” (c) amend Section 5.17 in a manner that would alter the pro rata sharing of payments required thereby or (d) amend this Section 11.01. No amendment, waiver or consent shall: (i) change the Commitments of any Bank or subject any Bank to any additional obligations without the written consent of such Bank, (ii) reduce the principal of, or interest on, the Advances or any Ticking Fees, or other amount payable hereunder without the written consent of each Bank directly affected thereby, provided, however, that only the consent of the Majority Banks shall be necessary to amend Section 5.09 or to waive any obligation of the Borrower to pay interest at the rate specified in such Section 5.09, (iii) change any date fixed for any payment in respect of principal of, or interest on, the Advances or any Ticking Fees, or other amount payable hereunder without the written consent of each Bank directly affected thereby or (iv) postpone the scheduled date of expiration of any Commitment without the written consent of each Bank affected thereby. No amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Banks required hereinabove to take such action, affect the rights or duties of the Administrative Agent under this Agreement.

(b) Notwithstanding the foregoing, no amendment or amendment and restatement of this Agreement which is in all other respects approved by the Banks in accordance with this Section 11.01 shall require the consent or approval of any Bank (i) which immediately after giving effect to such amendment or amendment and restatement, shall have no Commitment or other obligation to maintain or extend credit under this Agreement (as so amended or amended and restated), and (ii) which, substantially contemporaneously with the effectiveness of such amendment or amendment and restatement, shall have been paid in full all amounts owing to it hereunder (including principal, interest and fees). From and after the effectiveness of any such amendment or amendment and restatement, any such Bank shall be deemed to no longer be a “Bank” hereunder or a party hereto; provided, that any such Bank shall retain the benefit of indemnification and other provisions hereof which, by the terms hereof would survive a termination of this Agreement.

(c) Notwithstanding any provision herein to the contrary, the Administrative Agent and the Borrower may amend, modify or supplement this Agreement or any other Loan Document to cure or correct administrative errors or omissions, any ambiguity, omission, defect or inconsistency or to effect administrative changes, and such amendment shall become effective without any further consent of any other party to such Loan Documents; provided that the Administrative Agent shall post such amendment to the Banks (which may be posted to the Approved Electronic Platform) reasonably promptly after the effectiveness thereof.

SECTION 11.02. Notices, Etc.

(a) All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail, as follows: if to the Borrower, at the address set forth for the Borrower on the signature pages hereof; if from the Borrower to the Administrative Agent or any Bank, to the Administrative Agent at the address set forth for the Administrative Agent on the signature pages hereof; if from the Administrative Agent to any Bank, at the address of such Bank’s Domestic Lending Office or, in the case of a notice or communication relating to information delivered under Section 8.01(f), by posting on an Approved Electronic Platform; or, in any case, at such other address as shall be designated by such party in a written notice to the other parties hereto (except in the case of the Borrower, as to which a change of address may be made by notice to the Administrative Agent on behalf of the Banks and except in the case of any Bank, as to which a change of address may be made by notice to the Administrative Agent). Subject to the next sentence, notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and communications (i) pursuant to Articles II and X shall not be effective until they are received by the addressee during its normal business hours; and (ii) sent by facsimile to the Borrower shall not be effective until the sender has received confirmation of receipt (in writing or by telephone) from the intended recipient. The Administrative Agent agrees to deliver promptly to each Bank copies of each report, document, certificate, notice and request, or summaries thereof, which the Borrower is required to, and does in fact, deliver to the Administrative Agent in accordance with the terms of this Agreement, including copies of any reports to be delivered by the Borrower pursuant to Section 8.01(f). Notwithstanding anything to the contrary set forth in this Section 11.02(a), all notifications by the Borrower in respect of the DQ List shall be sent to the Administrative Agent at the following email address JPMDQ_Contact@jpmorgan.com.

(b) Notices and other communications to the Banks hereunder may be delivered or furnished by Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Bank pursuant to Article II if such Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to a Bank’s e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 11.03. No Waiver; Cumulative Remedies. No failure on the part of the Administrative Agent or any Bank to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver hereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 11.04. Costs and Expenses; Limitation of Liability; Indemnification.

(a) The Borrower agrees to reimburse on demand the Administrative Agent, the Syndication Agent and the Co-Lead Arrangers for all reasonable and documented out-of-pocket costs and expenses (including, subject to such limits as may be agreed to in writing by the applicable parties from time to time, the reasonable and documented fees, time charges and expenses of one law firm for the Administrative Agent, the Syndication Agent and the Co-Lead Arrangers, and, with the prior written consent of the Borrower (such consent not to be unreasonably withheld), any special or local counsel deemed appropriate by such law firm) incurred by the Administrative Agent, the Syndication Agent and the Co-Lead Arrangers in connection with the preparation, negotiation, distribution through e-mail or secured website, execution, syndication and enforcement of this Agreement, the Notes, if any, and the other documents to be delivered hereunder or contemplated hereby; provided, however, that such out-of-pocket costs and expenses of the Administrative Agent, the Syndication Agent and the Co-Lead Arrangers through the date of execution of this Agreement shall only be payable as set forth in a separate fee letter (if any) executed and delivered prior to the effective date of this Agreement by the Administrative Agent, the Syndication Agent, the Co-Lead Arrangers and the Borrower. The Borrower further agrees to pay on demand all direct out-of-pocket losses, and reasonable out-of-pocket costs and expenses, if any (including reasonable fees and out-of-pocket expenses of outside counsel), of the Administrative Agent and any Bank in connection with the enforcement (whether by legal proceedings, negotiation or otherwise) of this Agreement, the Notes, if any, and the other documents delivered hereunder; provided that the Borrower shall not be obligated to pay the fees, time charges and expenses of any counsel other than (i) a single counsel for the Administrative Agent, (ii) a single counsel for the Banks, (iii) any local or special counsel reasonably determined to be necessary by the counsel referred to in clause (i) or (ii) above, and (iv) any additional counsel reasonably determined to be necessary by any counsel for the Banks pursuant to clause (ii) or (iii) above due to an actual or potential conflict of interest.

(b) If (i) due to payments made by the Borrower due to acceleration of the maturity of the Advances pursuant to Section 9.01 or due to any other reason, any Bank receives payments of principal of any Eurodollar Advance, or any Eurodollar Advance is converted to a Base Rate Advance, in each case other than on the last day of the Interest Period for such Advance or (ii) the Borrower fails to borrow, convert, continue or prepay any Eurodollar Advance on the date specified in any notice delivered by it pursuant hereto, the Borrower shall, upon demand by any Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank any amounts required to compensate such Bank for any additional direct out-of-pocket losses, costs or expenses which it may reasonably incur as a result of such payment, conversion or failure, including, any such loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain such Advance; provided that the amount of such loss, cost or expense shall not exceed the amount determined by such Bank to be the excess, if any, of (i) the amount of interest that would have accrued on a principal amount equal to such Advance, at the Adjusted LIBO Rate applicable to such Advance, for the period from the date of such payment to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Advance) (in either such case, the “Relevant Period”), over (ii) the amount of interest that would accrue on such principal amount for the Relevant Period at the interest rate that such Bank would bid, were it to bid at the commencement of the Relevant Period, for deposits in Dollars in a comparable amount and for the Relevant Period from other banks in the London interbank market. For purposes of calculating amounts payable by the Borrower to a Bank under this Section 11.04(b), each Bank shall be deemed to have funded each Eurodollar Advance made by it at the Adjusted LIBO Rate for such Advance by a matching deposit or other borrowing in the London interbank market for such currency for a comparable amount and for a comparable period.

(c) To the extent permitted by applicable law (i) the Borrower shall not assert, and the Borrower hereby waives, any claim against the Administrative Agent, any Arranger, any Bank, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions or any Advance or the use of the proceeds thereof; provided that, nothing in this Section 11.04(c) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee, as provided in Section 11.04(d), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(d) Subject to the next sentence, the Borrower agrees to indemnify and hold harmless the Administrative Agent, each Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) from and against any and all claims, damages, liabilities and out-of-pocket expenses (including reasonable fees and out-of-pocket expenses of outside counsel) which may be incurred by or asserted against any Indemnitee in connection with or arising out of any investigation, arbitration, litigation, or proceeding (whether or not any such claim, litigation, investigation or proceeding is brought by the Borrower, its equity holders, its Affiliates, its creditors or any other Person) (i) related to this Agreement, any transaction or proposed transaction (whether or not consummated) contemplated hereby or in which any proceeds of any Borrowing are applied or proposed to be applied, directly or indirectly, by the Borrower, whether or not any Indemnitee is a party to such transactions or (ii) related to the Borrower’s entering into this Agreement, or to any actions or omissions of the Borrower, any of its Subsidiaries or Affiliates or any of its or their respective officers, directors or employees in connection therewith, and in each case regardless of whether the Indemnitee is party thereto. The Borrower shall not be required to indemnify any such Indemnitee from or against any portion of such claims, damages, liabilities or expenses (i) arising out of the gross negligence or willful misconduct of such Indemnitee as determined in a final judgment by a court of competent jurisdiction or (ii) that result from the violation by such Indemnitee of any law or judicial order.

SECTION 11.05. Right of Set-Off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 9.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 9.01, and subject to Section 9.02, each Bank (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank (or any of its Affiliates) to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Notes held by such Bank, irrespective of whether or not such Bank shall have made any demand under this Agreement and any Notes and of whether or not such obligations may be matured. Each Bank agrees promptly to notify the Borrower after any such set-off and application made by such Bank, but the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section 11.05 are in addition to other rights and remedies (including other rights of set-off) which such Bank may have.

SECTION 11.06. Binding Effect; Assignment.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Bank may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (g) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Bank may assign, participate or otherwise transfer all or any part of, or interest in, such Bank’s rights and obligations hereunder and under the Notes issued to it hereunder to one or more Persons (other than an Ineligible Institution); provided that (i) in the case of any assignment or other transfer (other than a participation) to a Person that is not a Bank, an Affiliate of a Bank or an Approved Fund, the Borrower (except during the continuance of an Event of Default) and the Administrative Agent, in each case whose consent shall not be unreasonably withheld, conditioned or delayed, shall have expressly agreed in writing; provided that a material increase in counterparty risk shall be reasonable grounds (although not exclusive grounds) for the withholding of such consent; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof (except that there shall be no deemed consent with respect to an assignment to an Ineligible Institution); and further provided that no consent of the Borrower shall be required for any assignment made in connection with the primary syndication of the Advances; (ii) in the case of any assignment in part, the amount of the Commitment being assigned pursuant to such assignment shall in no event be less than $5,000,000 (or a lesser amount approved by the Administrative Agent and, except during the continuance of an Event of Default, the Borrower); and (iii) any participation shall be in compliance with Section 11.06(f). Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Bank’s rights and obligations in respect of one Tranche of Commitments or Advances. Upon the effectiveness of any such assignment (but not in the event of any such participation or other transfer), such assignee shall be a Bank hereunder and shall have all the rights and benefits thereof. However, unless and until the conditions for the Administrative Agent’s treating such assignee as holder pursuant to clause (c) below shall have been satisfied, such assignee shall not be entitled to exercise the rights of a Bank under this Agreement and the Administrative Agent shall not be obligated to make payment of any amount to which such assignee may become entitled hereunder other than to the Bank which assigned its rights to such assignee. Nothing contained herein shall impair the ability of any Bank, in its discretion, to agree, solely as between itself and its assignees, participants and other transferees, upon the manner in which such Bank shall exercise its rights under this Agreement and the Notes made to such Bank. The assignee, if it shall not already be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with clause (f) of this Section.

(c) In order to effect any assignment permitted hereunder by a Bank of all or any portion of its Commitment hereunder, the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined below), (x) an agreement substantially in the form of Exhibit 11.06 hereto (an “Assignment and Acceptance”) or (y) to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Acceptance are participants, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500 payable by the assignor or assignee. Upon such execution, delivery, acceptance and recording and delivery to the Administrative Agent of such assignee’s Administrative Questionnaire, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 5.13, 5.15 and 11.04 for any events or circumstances occurring or existing before the effective date of assignment); provided that if either the assigning Bank or the assignee shall have failed to make any payment required to be made by it pursuant to Section 5.03(b), 5.14(d) or Section 10.05, the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(d) By executing and delivering (x) an Assignment and Acceptance or (y) to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Acceptance are participants, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 7.01(f) (and any later statements delivered pursuant to Section 8.01(f)) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

(e) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 11.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount (and stated interest) of the Advances owing to, each Bank from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(f) Any Bank may, without the consent of the Borrower or the Administrative Agent, (but with notice to the Borrower, unless such participation is sold to an Affiliate of such Bank), sell to any Person (other than an Ineligible Institution) (each, a “Participant”) participations in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. For the avoidance of doubt, each Bank shall be responsible for the indemnity under Section 10.05 without regard to the existence of any participation. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the third sentence of Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.13 and 5.15 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to this Section (it being understood that the documentation required under Section 5.15(f) shall be delivered to the Borrower and Administrative Agent) to the same extent as if it were a Bank and had acquired its interest by assignment; provided that such Participant (A) agrees to be subject to the provisions of Section 5.18 and of the last sentence of Section 5.11 as it if were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 5.13 or 5.15 with respect to any participation, than the Bank from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Bank that sells participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.18 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.05 as though it were a Bank; provided that such Participant agrees to be subject to Section 5.17 as though it were a Bank. Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Advances or its other obligations under this Agreement or any Note) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Advance or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participations for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Disqualified Institutions.

(i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Bank entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a written supplement to the list of “Disqualified Institutions” referred to in, the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Bank or Participant and (y) the execution by the Borrower of an Assignment and Acceptance with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.

(ii) If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 11.06), all of its interest, rights and obligations under this Agreement to one or more Persons (other than an Ineligible Institution) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Banks by the Borrower, the Administrative Agent or any other Bank, (y) attend or participate in meetings attended by the Banks and the Administrative Agent, or (z) access any electronic site established for the Banks or confidential communications from counsel to or financial advisors of the Administrative Agent or the Banks and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Bank to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Banks that are not Disqualified Institutions consented to such matter and (y) for purposes of voting on any plan of reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan of reorganization, (2) if such Disqualified Institution does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other applicable laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other applicable laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (x) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on an Approved Electronic Platform, including that portion of such Approved Electronic Platform that is designated for “public side” Banks and/or (y) provide the DQ List to each Bank or potential Bank requesting the same.

(v) The Administrative Agent and the Banks shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, neither the Administrative Agent nor any Bank shall (x) be obligated to ascertain, monitor or inquire as to whether any other Bank or Participant or prospective Bank or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Advances, or disclosure of confidential information, by any other Person to any Disqualified Institution.

(h) Notwithstanding anything contained herein to the contrary, each Bank may pledge its right, title and interest under this Agreement and any Note made to it to the Board, or any other Governmental Authority, as security for financial accommodations or privileges being provided or extended to such Bank by such Governmental Authority.

SECTION 11.07. Confidentiality. The Administrative Agent and each Bank agree to hold any Information (as defined below) which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates, legal counsel, accountants, and other professional advisors, and then solely on a need-to-know basis, (ii) in response to any request or order therefor issued by any Governmental Authority, (iii) as required by law, regulation, or judicial process, (iv) within any legal proceeding to enforce any of its rights or remedies hereunder; provided that an Event of Default shall have occurred hereunder and the requisite Banks shall have elected under Section 9.01 to enforce such rights or remedies against the Borrower, (v) to any actual or prospective permitted assignee or Participant under Section 11.06, (vi) to any agents and advisors of a Bank solely in connection with the administration of this Agreement and the Advances hereunder, (vii) of Information which has already become publicly available at the time of such disclosure, (viii) to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (ix) on a confidential basis to (1) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (x) to any other party to this Agreement and (xi) with the consent of the Borrower. In the case of disclosure pursuant to clause (ii) or (iii) above, the disclosing party agrees, to the extent practicable and permitted by applicable law, regulation or judicial process, to promptly notify the Borrower prior to such disclosure and to request confidential treatment if the Borrower so requests. “Information” means all information received from the Borrower relating to the Borrower or its business, other than (i) any such information that is available to the Administrative Agent or any Bank on a non-confidential basis prior to disclosure by the Borrower (ii) information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry and (iii) the DQ List (which may be disclosed to any assignee or Participant, or prospective assignee or Participant).

EACH BANK ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH BANK REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 11.08. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the internal laws (as distinguished from the conflicts of laws rules) of the State of New York.

SECTION 11.09. Jurisdiction; Consent to Service of Process.

(a) Each of the Banks and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Bank relating to this Agreement, any other Loan Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Bank may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.02. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 11.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.11. Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, taken together with all of the other documents, instruments and certificates contemplated herein to be delivered by the Borrower, including, the fee letters (if any) executed and delivered prior to the effective date of this Agreement by the Administrative Agent, the Syndication Agent, the Co-Lead Arrangers and the Borrower, embodies the entire agreement and supersedes all prior agreements, written and oral, relating to the subject matter hereof as among the Borrower, the Banks parties hereto and the Administrative Agent. Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 11.02), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided, that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Banks shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Bank, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Banks, and the Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Banks may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Banks’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 11.12. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

SECTION 11.13. Entire Agreement. This Agreement, taken together with all of the other documents, instruments and certificates contemplated herein to be delivered by the Borrower, including, the fee letters (if any) executed and delivered prior to the effective date of this Agreement by the Administrative Agent, the Syndication Agent, the Co-Lead Arrangers and the Borrower, embodies the entire agreement and supersedes all prior agreements, written and oral, relating to the subject matter hereof as among the Borrower, the Banks parties hereto and the Administrative Agent.

SECTION 11.14.

SECTION 11.15. USA PATRIOT ACT. Each Bank that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Act.

SECTION 11.16. No Advisory or Fiduciary Responsibility.

(a) The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.

(b) The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower, its Subsidiaries and other companies with which the Borrower or any of its Subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c) In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower or any of its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower or any of its Subsidiaries, confidential information obtained from other companies.

SECTION 11.17. Lending Installations. Notwithstanding any other provision of this Agreement, each Bank at its option may make any Advance by causing any domestic or foreign office, branch or Affiliate of such Bank (an “Applicable Lending Installation”) to make such Advance that has been designated by such Bank to the Administrative Agent; provided that a Bank shall not designate an Alternate Lending Installation if the effect of doing so would increase the amount of the Borrower’s obligations pursuant to Section 5.13 or 5.15 relative to what they would be absent such designation. All terms of this Agreement shall apply to any such Applicable Lending Installation of such Bank and the Advances and any Notes issued hereunder shall be deemed held by each Bank for the benefit of any such Applicable Lending Installation. Each Bank may, by written notice to the Administrative Agent and the Borrower, designate replacement or additional Applicable Lending Installations through which Advances will be made by it and for whose account Advance payments are to be made. Any exercise of such option shall not affect the obligation of the Borrower to repay such Advance in accordance with the terms of this Agreement.

SECTION 11.18. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 11.19. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Bank shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 11.20.

[Signature Pages Follow]

The parties hereto have caused this Agreement to be executed by their respective duly authorized officers or agents, as of the date of this Agreement.

BAXTER INTERNATIONAL INC.

By:	/s/ Karen Leets
Name:	Karen Leets
Title:	Senior Vice President and Treasurer

Address for Notice Purposes:
One Baxter Parkway
Deerfield, Illinois 60015
Attention: Treasurer and Assistant Treasurer
Telephone:	(224) 948-2000
Email:	karen_leets@baxter.com

Signature Page to

Credit Agreement

JPMORGAN CHASE BANK, N.A., individually as a Bank and as Administrative Agent

By:	/s/ Heather Hoopingarner
Name:	Heather Hoopingarner
Title:	Vice President

Address for Notice Purposes Regarding Borrowings:
10 South Dearborn, Floor L2
Chicago, Illinois 60603
Attention:	Lacey Watkins
Telephone:	+13127326344
Telecopy:	844-490-5663
Email:	lacey.watkins@jpmorgan.com ; JPM.Agency.Servicing.1@JPMorgan.com

With Copy of Financial/Covenant Documents:
8181 Communications Pkwy Bldg B, Floor 06
Plano, TX, 75024
Attention:	Heather Hoopingarner
Telephone:	+12149654362
Email:	heather.e.hoopingarner@jpmorgan.com

Signature Page to

Credit Agreement

CITIBANK, N.A., individually as a Bank

By:	/s/ Richard Rivera
Name:	Richard Rivera
Title:	Vice President

Signature Page to

Credit Agreement

CITICORP NORTH AMERICA, INC., as a Bank

By:	/s/ Richard Rivera
Name:	Richard Rivera
Title:	Vice President

Signature Page to

Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Bank

By:	/s/ Andrea S Chen
Name:	Andrea S Chen
Title:	Managing Director

Signature Page to

Credit Agreement

BANK OF CHINA, CHICAGO BRANCH, as a Bank

By:	/s/ Xu Yang
Name:	Xu Yang
Title:	Senior Vice President

Signature Page to

Credit Agreement

US BANK NATIONAL ASSOCIATION, as a Bank

By:	/s/ Michael West
Name:	Michael West
Title:	Senior Vice President

Signature Page to

Credit Agreement

THE BANK OF NOVA SCOTIA, as a Bank

By:	/s/ Doc Dean
Name:	Doc Dean
Title:	Managing Director

Signature Page to

Credit Agreement

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as a Bank

By:	/s/ Cara Younger
Name:	Cara Younger
Title:	Executive Director

By:	/s/ Miriam Trautmann
Name:	Senior Vice President

Signature Page to

Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Bank

By:	/s/ Donna Benson
Name:	Donna Benson
Title:	Assistant Vice President

Signature Page to

Credit Agreement

SOCIETE GENERALE, as a Bank

By:	/s/ Kimberly Metzger
Name:	Kimberly Metzger
Title:	Director

Signature Page to

Credit Agreement

DBS BANK LTD., as a Bank

By:	/s/ Josephine Lim
Name:	Josephine Lim
Title:	Senior Vice President

Signature Page to

Credit Agreement

NATIONAL WESTMINSTER BANK PLC as a Bank

By:	/s/ Jonathan Eady
Name:	Jonathan Eady
Title:	Director

Signature Page to

Credit Agreement

ROYAL BANK OF CANADA, as a Bank

By:	/s/ Diana Lee
Name:	Diana Lee
Title:	Authorized Signatory

Signature Page to

Credit Agreement

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Bank

By:	/s/ Nathaniel E. Sher
Name:	Nathaniel E. (Ned) Sher
Title:	Managing Director

Signature Page to

Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION, as a Bank

By:	/s/ Gail Motonaga
Name:	Gail Motonaga
Title:	Executive Director

Signature Page to

Credit Agreement

CREDIT SUISE AG, NEW YORK BRANCH, as a Bank

By:	/s/ Judith Smith
Name:	Judith Smith
Title:	Authorized Signatory

By:	/s/ Jessica Gavarkovs
Name:	Jessica Gavarkovs
Title:	Authorized Signatory

Signature Page to

Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as a Bank

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Director

By:	/s/ Marko Lukin
Name:	Marko Lukin
Title:	Vice President

Signature Page to

Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION, as a Bank

By:	/s/ Iain P. Stewart
Name:	Iain P. Stewart
Title:	Managing Director

Signature Page to

Credit Agreement

MIZUHO BANK, LTD., as a Bank

By:	/s/ Tracy Rahn
Name:	Tracy Rahn
Title:	Executive Director

Signature Page to

Credit Agreement

THE TORONTO-DOMINION NEW YORK BRANCH, as a Bank

By:	/s/ Maria Macchiaroli
Name:	Maria Macchiaroli
Title:	Authorized Signatory

Signature Page to

Credit Agreement

BARCLAYS BANK PLC, as a Bank

By:	/s/ Ronnie Glenn
Name:	Ronnie Glenn
Title:	Director

Signature Page to

Credit Agreement

MUFG BANK, LTD., as a Bank

By:	/s/ Jack Lonker
Name:	Jack Lonker
Title:	Director

Signature Page to

Credit Agreement

FIRST NATIONAL BANK OF PENNSYLVANIA, as a Bank

By:	/s/ David Diez
Name:	David Diez
Title:	Managing Director of Debt Capital Markets

Signature Page to

Credit Agreement

MEDIOBANCA INTERNATIONAL (LUXEMBOURG) S.A., as a Bank

By:	/s/ Alessandro Ragni
Name:	Alessandro Ragni
Title:	Chief Executive Officer

By:	/s/ Daniela De Salvo
Name:	Daniela De Salvo
Title:	Chief Risk Officer

Signature Page to

Credit Agreement

HUNTINGTON NATIONAL BANK, as a Bank

By:	/s/ Jeffrey A. Kerkay
Name:	Jeffrey A. Kerkay
Title:	Senior Vice President

Signature Page to

Credit Agreement

STATE BANK OF INDIA, NEW YORK BRANCH, as a Bank

By:	/s/ Pradeep Kumar
Name:	Mr. Pradeep Kumar
Title:	VP & Head (Credit Management Cell)

Signature Page to

Credit Agreement

BANK OF THE PHILIPPINE ISLANDS, as a Bank

By:	/s/ Ma. Bella T. Buensuceso
Name:	Ma. Bella T. Buensuceso
Title:	Assistant Vice President, Team Head, MNCs and Sectors

Signature Page to

Credit Agreement

CITIZENS BANK, N.A., as a Bank

By:	/s/ Mark Guyeski
Name:	Mark Guyeski
Title:	Vice President

Signature Page to

Credit Agreement

THE NORTHERN TRUST COMPANY, as a Bank

By:	/s/ Lisa DeCristofaro
Name:	Lisa DeCristofaro
Title:	Senior Vice President

Signature Page to

Credit Agreement

AGRICULTURAL BANK OF CHINA LIMITED, NEW YORK BRANCH, as a Bank

By:	/s/ Nelson Chou
Name:	Nelson Chou
Title:	Senior Vice President & Head of Corporate Banking Department

Signature Page to

Credit Agreement

FIRST HAWAIIAN BANK, as a Bank

By:	/s/ Derek Chang
Name:	Derek Chang
Title:	Senior Vice President

Signature Page to

Credit Agreement

BANK OF COMMUNICATIONS CO., LTD., NEW YORK BRANCH, as a Bank

By:	/s/ Shaohui Yang
Name:	Shaohui Yang
Title:	General Manager

Signature Page to

Credit Agreement

BANKUNITED, N.A., as a Bank

By:	/s/ Brian Morris
Name:	Brian Morris
Title:	Senior Vice President

Signature Page to

Credit Agreement

CHINA CONSTRUCTION BANK CORPORATION, NEW YORK BRANCH., as a Bank

By:	/s/ Suosheng Li
Name:	Suosheng Li
Title:	General Manager

Signature Page to

Credit Agreement

AMERICAN SAVINGS BANK, F.S.B., as a Bank

By:	/s/ Cyd Miyashiro
Name:	Cyd Miyashiro
Title:	First Vice President

Signature Page to

Credit Agreement

CHANG HWA COMMERICAL BANK, LTD., NEW YORK BRANCH, as a Bank

By:	/s/ Jerry C.S. Liu
Name:	Jerry C.S. Liu
Title:	Vice President & General Manager

Signature Page to

Credit Agreement

THE CHIBA BANK, LTD., NEW YORK BRANCH, as a Bank

By:	/s/ Makoto Sakamoto
Name:	Makato Sakamoto
Title:	General Manager

Signature Page to

Credit Agreement

Exhibit 2.02

[Omitted]

Exhibit 2.03

[Omitted]

Exhibit 11.06

[Omitted]

EXHIBIT C-1

[Omitted]

EXHIBIT C-2

[Omitted]

EXHIBIT C-3

[Omitted]

EXHIBIT C-4

[Omitted]

Schedule 1.01

[Omitted]

Schedule 5

[Omitted]